                           REVOLVING CREDIT AGREEMENT

     THIS REVOLVING CREDIT AGREEMENT (the "Agreement")is made and entered into as of the 30th day of August, 2002, by and between (i) SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (hereinafter called "Borrower");
(ii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent and sole lead arranger ("Agent"); (iii) WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent ("Syndication Agent"), and (iv) U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION, Comerica Bank, SOUTHTRUST BANK, KEYBANK NATIONAL ASSOCIATION, and any other lenders who are now or who may hereafter become parties to this Agreement (collectively, the "Lenders").

     WITNESSETH THAT, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   DEFINITIONS

     For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

     Accessibility Regulation: Any federal, state or local law, statute, code, ordinance, rule, regulation or requirement relating to accessibility to facilities or properties for disabled, handicapped and/or physically challenged persons, including, without limitation, the Americans with Disabilities Act of 1991, as amended.

     Acquisition Costs: All costs of acquiring Real Estate Assets, including purchase price and reasonable and customary closing costs, as determined by Agent.

     Acquisition Sublimit: That portion of the Revolving Commitment specifically allocated for use by Borrower to acquire Approved Acquisitions, in no event to exceed $45,000,000.00 in the aggregate.

     Adjusted EBITDA: An amount equal to ninety seven percent (97%) of EBITDA.

     Adjusted EBITDA/Debt Service Coverage Ratio: The ratio obtained by dividing Adjusted EBITDA by Debt Service.

     Advance: Any portion of the Loan advanced to or for the benefit of Borrower in accordance with the terms hereof and as to which Borrower has elected or is deemed to have elected one (1) of the available interest rate options and, if applicable, a LIBOR Rate Period. An Advance may be a LIBOR Rate Advance or a Loan Rate Advance; provided, however, that if Borrower has made no election of an interest rate option with respect to any Advance, Borrower shall be deemed to have elected that it be a Loan Rate Advance.

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     Advance Date: The date on which an Advance of Loan proceeds requested by
Borrower hereunder is funded.

     Agreement: This Revolving Credit Agreement, including any amendments hereof and supplements hereto executed by Borrower and Agent on behalf of Lenders.

     Applicable Margin: With respect to:

     (a) Loan Rate Advances -- 0.00%.

     (b) LIBOR Rate Advances -- shall be equal to 1.875% unless both the Leverage Ratio and Adjusted EBITDA/Debt Service Coverage Ratio requirements set forth below are satisfied in which event the Applicable Margin for LIBOR Rate Advances shall be reduced as follows:

    --------------------- ----------------------------- ----------------------
                                                           Applicable Margin
          Leverage            Adjusted EBITDA/Debt          for LIBOR Rate
           Ratio             Service Coverage Ratio            Advances
    --------------------- ----------------------------- ----------------------
           *  55%                     **  1.70                   1.750%
           *  50%                     **  1.80                   1.625%
    --------------------- ----------------------------- ----------------------

_____________
*   denotes less than
**  denotes greater than

     Approved Acquisition: A Proposed Acquisition which has been approved by all Lenders.

     Approved Asset: (i) An Unencumbered Asset which has been approved by all Lenders pursuant to Section 2.B.2, and (ii) an Approved Acquisition with respect to which the Lenders have advanced funds under the Acquisition Sub-Limit (which asset shall then be deemed both an Approved Acquisition and an Approved Asset). A schedule identifying the Approved Assets as of the date hereof is attached hereto as Exhibit E.

     Assignee Lender: As defined in Section 8.8.A hereof.

     Board: The Board of Governors of the Federal Reserve System or any successor thereto.

     Borrower: As defined in the preamble to this Agreement.

     Business Day: Any day, other than a Saturday, a Sunday, or a Legal Holiday on which Agent is not open for business.

     Calculation Date: The date upon which Borrower submits a Draw Request, the date upon which Borrower requests that Agent issue a Letter of Credit, the date upon which Borrower requests that an Approved Asset be added to or removed from the pool of Unencumbered Assets, the date upon which a Capital Event occurs, or the date upon which there exists an Event of Default under the Loan, as applicable.

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     Capital Event: The occurrence from time to time of an equity or debt offering by Borrower (which shall specifically exclude stock issued in connection with a dividend reinvestment plan), a Disqualifying Environmental Event, or if an Encumbrance, Imposition or Lien arises against an Approved Asset.

     Capitalization Value: For any period of determination, an amount equal to the sum of (a) the aggregate Adjusted EBITDA for the previous four calendar quarters, divided by nine and one-quarter percent (9.25%) (provided that, with respect to Real Estate Assets which Borrower has owned for more than three (3) months but less than one (1) year, as of the Calculation Date, Adjusted EBITDA shall be annualized based upon the period of time Borrower has owned them); (b) 100% of the value of Unrestricted Cash and Cash Equivalents; (c) with respect to Real Estate Assets Under Development, including those projects which have been operating for less than one year, the greater of (x) 100% of the aggregate costs incurred and paid to the Calculation Date by the Borrower or (y) Adjusted EBITDA (provided that, with respect to Real Estate Assets which have been in operation for less than one (1) year, as of the Calculation Date, Adjusted EBITDA shall be annualized based upon the most recent three-month period) divided by nine and one-quarter percent (9.25%); (d) 60% of the Acquisition Costs with respect to Real Estate Assets which, as of the date of calculation, Borrower has owned for less than three (3) months and (e) contractual purchase price of any property subject to a purchase obligation, repurchase obligation or forward commitment, which obligation at such time could be specifically enforced by the seller, but only to the extent such obligations are included in the definition of Total Adjusted Outstanding Indebtedness or Total Adjusted Committed Indebtedness, as appropriate.

     Closing Date: The date of this Agreement.

     Code: The Internal Revenue Code of 1986, as amended.

     Commitment Percentage: Each Lender's share of all right, title, and interest in the Loan and the Loan Documents, as set forth on Schedule 1 attached hereto, as amended and modified by unilateral action of Agent from time to time to reflect the sale or assignment of a portion or portions of the Loan.

     Debt Service: For any period of determination, the following amount incurred by Borrower during the previous four (4) fiscal quarters, as determined by Agent in its sole discretion: (a) Interest Expense plus (b) the aggregate amount of scheduled principal payments of indebtedness of the Borrower (excluding optional prepayments but expressly including scheduled principal payments in respect of any indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such indebtedness, including, without limitation, balloon payments at maturity that are not refinanced or paid off on or before the maturity date thereof) required to be made during such time period by the Borrower plus (c) the aggregate amount of capitalized interest required in accordance with GAAP to be paid or accrued by the Borrower during such time period, plus (d) expenses attributable to preferred stock (including preferred stock dividends) or a similar type of investment.

     Default Rate: As defined in Section 1.12 hereof.

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     Defaulting Lender: Any Lender who for any reason shall fail or refuse to abide by its obligations under the Loan Documents or this Agreement within the time periods specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Agent.

     Disqualifying Environmental Event: Any release or threatened release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to a Real Estate Asset which is not cured within sixty (60) days or that would cause, in Agent's determination, such Real Estate Asset to no longer be financeable on a non-recourse (with customary exceptions) debt basis under the then generally accepted underwriting standards of national insurance company or pension fund real estate institutional lenders. In the event that such release or threatened release, violation or similar environmental event is susceptible of cure but is not cured within said sixty
(60) days, so long as Borrower is diligently and continuously pursuing such cure, as evidenced to Agent's satisfaction, Agent shall permit Borrower an additional one hundred twenty (120) days to effectuate such cure; provided, however that such additional one hundred twenty (120) days shall not apply where such release or threatened release, violation or similar environmental event results, in Agent's judgment, in a matter which is of an emergency nature.

     Distribution. With respect to:

          (i) the Borrower, any distribution of cash or other cash equivalent, directly or indirectly, to the partners of the Borrower; or any other distribution on or in respect of any partnership interests of the Borrower excluding distributions reinvested pursuant to Borrower's distribution reinvestment program; and

          (ii) the Guarantor, the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of Guarantor, excluding dividends payable solely in shares of common stock by Guarantor and dividends reinvested pursuant to Guarantor's dividend reinvestment program; the purchase, redemption, or other retirement of any shares of any class of capital stock of Guarantor, directly or indirectly through a subsidiary of Guarantor, or otherwise; the return of capital by Guarantor to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of Guarantor (except as excluded above).

     Draw Request: A written request by Borrower for an Advance of Loan proceeds under this Agreement, in the form and with the certifications included within Exhibit A attached hereto and hereby made a part hereof.

     EBITDA: For any period of determination, an amount equal to the net income of Borrower and Guarantor on a consolidated basis and their pro rata share of earnings of unconsolidated subsidiaries, the unconsolidated subsidiaries of the general partners of Borrower, and joint ventures in which Borrower, Guarantor and/or Borrower's general partners is a party, and before interest, taxes, depreciation, amortization and gains and losses on property sales, extraordinary items and other non-recurring gains or losses, all as calculated in accordance with GAAP, as determined by Agent.

     Encumbrance: As defined in Section 5.6.

     Environmental Law: Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

     Euro Day: A Business Day which is also a day on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.

     Event of Default: Any event set forth in Section 6.1.

     Extension Period: As defined in Section 1.4.

     Extension Request: As defined in Section 1.4.

     Federal Funds Rate: As of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

     Fee Letter. That certain fee letter of even date herewith, between the Borrower and Agent.

     Forward Purchase Contract. A purchase agreement entered into by the Borrower for the fee or leasehold purchase of a retail, office or industrial real estate property to be constructed.

     Funds from Operations. Net income, computed in accordance with GAAP, excluding minority interests, gains, or losses from debt restructuring and sales of property (inclusive of non-recurring items such as asset sales or property valuation adjustments), plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis.

     GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred, unless Borrower and Majority Lenders agree in writing on an adjustment to said computation or determination to account for such change in GAAP.

     Governmental Requirements: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to Borrower, Guarantor, Agent, any Lender and/or the Approved Assets.

     Guarantor: Saul Centers, Inc., a Maryland corporation.

     Guaranty: That certain Guaranty of even date herewith, executed by Guarantor to Agent on behalf of the Lenders to guaranty the Loan, as the same may be amended, modified or replaced from time to time.

     Hazardous Substances: Any hazardous waste, as defined by 42 U.S.C. S . 9601(5), any hazardous substances as defined by 42 U.S.C. S .9601(14), any pollutant or contaminant as defined by 42 U.S.C. S .9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

     Immediately Available Funds: Funds with good value on the day and in the city in which payment is received.

     Imposition: As defined in Section 5.6.

     Interest Differential: That sum equal to the greater of zero (0) or the financial loss incurred by the Lenders resulting from prepayment of a LIBOR Rate Advance, calculated as the difference between the amount of interest the Lenders would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Advance) had prepayment not occurred and the interest the Lenders will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.

     Interest Expense: For any period of determination, an amount determined by Agent in its sole discretion equal to the aggregate amount of interest required in accordance with GAAP to be paid or accrued (but excluding interest reserves funded from the proceeds of any construction loan) by the Borrower during such time period on: (i) all indebtedness of the Borrower (including the Loan and including original issue discount and amortization of prepaid interest, if any) (ii) all amounts available for borrowing, or for drawing under letters of credit, if any, issued for the account of the Borrower, but only if such interest was or is required to be reflected as an item of expense, excluding commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money and (iii) preferred stock or a similar type of investment.

     Legal Holiday: New Year's Day, Martin Luther King's Birthday, President's Day, Memorial Day, Fourth of July, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day and Christmas Day.

     Lenders: Each Lender that is a party to this Agreement and which hereafter becomes party to this Credit Agreement, collectively, and each of their respective permitted successors and assigns.

     Letter of Credit: An irrevocable letter of credit issued by Agent pursuant to this Agreement for the account of Borrower.

     Letter of Credit Fee: As defined in Section 2.A.7.

     Letter of Credit Participation: As defined in Section 2.A.9.

     Leverage Ratio: The ratio of Total Adjusted Outstanding Indebtedness to Capitalization Value.

     LIBOR: With respect to each LIBOR Rate Period applicable to any requested LIBOR Rate Advance, the rate per annum (rounded up to the next whole multiple of 1/100th of 1%) equal to the rate obtained by dividing (a) the LIBOR rate quoted by Agent from Telerate Page 3750 or any successor thereto, at approximately 5:00 o'clock a.m., Central time, on the second Euro Day prior to the first day of such LIBOR Rate Period for delivery in Immediately Available Funds on the first day of such LIBOR Rate Period for the approximate number of days as are in such LIBOR Rate Period and in an amount comparable to the principal amount of such LIBOR Rate Advance being made by the Lenders for which LIBOR is being determined, by (b) a percentage equal to 100% minus the maximum rate in effect on the first day of such LIBOR Rate Period at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained by the Lenders under Regulation D against "Eurocurrency liabilities" (as such term is defined in Regulation D). LIBOR shall be adjusted automatically on and as of the effective date of any change in such reserve requirements.

     LIBOR Rate: A rate of interest equal to LIBOR plus the Applicable Margin.

     LIBOR Rate Advance: Any portion of the Principal Balance which bears interest at a LIBOR Rate; provided, however, that any LIBOR Rate Advance must be in the aggregate principal amount of at least $1,000,000.00.

     LIBOR Rate Notice: A telephonic notice from Borrower to Agent, received by Agent prior to 10:00 o'clock a.m. (Central time) on a Euro Day at least three
(3) Euro Days prior to the date the LIBOR Rate is to be applicable with respect to such portion of the Principal Balance referred to therein, in which Borrower elects to have said portion of the Principal Balance, or a portion thereof as specified in said notice, be a LIBOR Rate Advance.

     LIBOR Rate Period: The period commencing on the date any LIBOR Rate Advance is made and ending one (1) month, two (2) months, three (3) months or six (6) months thereafter as selected by Borrower in the applicable LIBOR Rate Notice; provided, however, that (a) if any LIBOR Rate Period would end on a day that is not a Euro Day, such LIBOR Rate Period shall extend to the next Euro Day, unless, in the case of said LIBOR Rate Advance, such Euro Day would fall in the next calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding Euro Day, and (b) no LIBOR Rate Period shall end later than the then applicable Maturity Date.

     Loan: The loan evidenced by the Note.

     Loan Availability: That portion of the Revolving Commitment Amount determined by Agent to be available to be advanced as more particularly described in Section 2.B.3.

     Loan Documents: The documents described in Section 2.B.1, which evidence, secure or otherwise relate to the Loan, including but not limited to the Note, this Agreement, the Fee Letter, the Letter of Credit applications, the Letters of Credit, the Closing Certification, the Sworn Statement, and the Guaranty, and including any amendments thereof and supplements thereto executed by Agent and Borrower (and/or any other party thereto).

     Loan Rate: A rate of interest equal to the Prime Rate. Changes in the Loan Rate shall become effective on the same day as the date of any change in the Prime Rate and shall apply to all advances made hereunder (other than LIBOR Rate Advances), whether such advances are made prior to, the same day as, or subsequent to any particular change in the Loan Rate. In no event shall the Loan Rate ever exceed the maximum rate permitted by applicable law (if any such maximum rate is established by applicable law), and such maximum rate shall change if and when applicable law changes to permit a higher maximum rate.

     Loan Rate Advance: Any portion of the Principal Balance which bears interest at the Loan Rate.

     Major Asset: The Unencumbered Assets known as Beacon, French Market and Southdale, and such other Approved Assets as Borrower and all Lenders may agree to designate as a Major Asset from time to time.

     Majority Lenders: Lenders holding not less than sixty-six and two-thirds of one percent (66 2/3%) of the then aggregate outstanding unpaid principal amount of the Loan

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or, if no such principal amount is then outstanding, not less than sixty-six and two-thirds of one percent (66 2/3%) of the Revolving Commitment.

     Maturity Date: August 29, 2005, unless extended pursuant to the terms of
Section 1.4.

     Maximum Drawing Amount: The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such maximum aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     Minimum Equity Value: For any period of determination, an amount equal to Capitalization Value less Total Adjusted Outstanding Indebtedness.

     Minimum Lease Up Requirement: The requirement that any Real Estate Asset that on any date of determination has been improved with a building or buildings has been leased to third party tenants and has an aggregate average occupancy of all building(s) in such Real Estate Asset of not less than seventy five percent (75%) for the fiscal quarter most recently ended, other than Lexington and West Park, and except as otherwise approved by Majority Lenders; provided, however, in the event that the occupancy rate with respect to any Approved Asset meeting the Minimum Lease Up Requirement as of the date hereof falls below seventy-five percent (75%), Borrower shall have a period of eight (8) months thereafter to re-lease such asset in order to satisfy the Minimum Lease Up Requirement before such property shall no longer be deemed an Approved Asset. If, at any time thereafter, such former Approved Asset again meets the Minimum Lease-Up Requirement, it shall, as of the date it meets such requirement, again be deemed an Approved Asset. For purposes of this definition, a tenant shall be deemed to be in "occupancy" if such tenant or its subtenant(s) is in possession of the leased premises and such tenant is paying stipulated rent, if any; provided, however, when determining whether the Minimum Lease Up Requirement has been satisfied pursuant to Section 2.B.2 hereof, a tenant shall be deemed to be in occupancy if, within six (6) months prior to the date of determination, such tenant entered into a lease for space in the Real Estate Asset which such tenant previously did not occupy and there exists no default under such lease and no material contingencies to such tenant's occupancy under the lease other than completion of tenant improvement work.

     Money Markets: One or more wholesale funding markets available to Agent, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others.

     Net Equity Proceeds: The proceeds of a sale of an equity interest in the Borrower or the Guarantor (including those attributable to a dividend reinvestment program), net of usual and customary closing costs and expenses.

     Note: Collectively, the Unsecured Revolving Promissory Note(s) of even date herewith executed and delivered by Borrower to Lenders in the aggregate maximum principal amount of One Hundred Twenty-Five Million and 00/100ths Dollars

($125,000,000.00), to evidence the Loan, as the same may be amended, modified or replaced from time to time.

     Obligations: All indebtedness, obligations and liabilities of the Borrower to any of the Lenders and the Agent, individually or collectively, under this Agreement, any of the other Loan Documents, or in respect to the Loan, the Note or Reimbursement Obligations incurred or the Letter of Credit applications or the Letters of Credit or other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

     Permanent Loan Estimate: For any period of determination, a determination by Agent of a hypothetical principal amount of indebtedness which Borrower could incur assuming (i) payments of annual debt service equal to Unencumbered Adjusted EBITDA measured with respect to the Approved Assets divided by 1.50,
(ii) an interest rate equal to the greater of (a) two and one-quarter percent (2.25%) in excess of the then-current annual yield on ten-year United States Treasury obligations issued most recently prior to such date and (b) eight and one-quarter percent (8.25%), and (iii) a twenty five (25) year principal amortization schedule.

     Person: Any natural person, corporation, limited liability company, partnership (general or limited), limited liability partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     Prime Rate: The rate publicly announced by Agent from time to time as its prime rate, as and when such rate changes; provided, however, that Agent may lend to its customers at interest rates that are at, above or below the Prime Rate.

     Principal Balance: One Hundred Twenty-Five Million and 00/100ths Dollars ($125,000,000.00) or so much thereof as may have been advanced to or for the benefit of Borrower and remains unpaid from time to time.

     Proposed Acquisition: An operating property to be acquired by Borrower pursuant to an arms-length purchase contract with a total purchase price of not more than $25,000,000.00, which property (a) meets the Proposed Acquisition Minimum Lease Up Requirement, (b) meets the Proposed Acquisition Debt Service Coverage Requirement; (c) is of a type consistent with Borrower's current portfolio of properties; (d) is located within any of the states or the District of Columbia in which the Borrower then owns property; and (e) upon acquisition by Borrower, would constitute an Unencumbered Asset.

     Proposed Acquisition Debt Service Coverage Requirement: The requirement that the Adjusted EBITDA with respect to a Proposed Acquisition equal or exceed
1.25 times the Proposed Acquisition Debt Service.

     Proposed Acquisition Debt Service: The principal and amortization payments payable each year assuming a loan amount equal to sixty percent (60%) of the purchase price of the Proposed Acquisition, an interest rate equal to the greater of (a) two and one-quarter percent (2.25%) in excess of the then-current annual yield on ten-year United States Treasury obligations issued most recently prior to the date of determination or (b) eight and one-quarter percent (8.25%), and, assuming in each case, a twenty five (25) year principal amortization schedule.

     Proposed Acquisition Minimum Lease Up Requirement: The requirement that, to be a Proposed Acquisition, any operating property to be acquired by Borrower (a) has been improved with a building or buildings which has been leased to third party tenants who are in occupancy and operating at the time of acquisition and
(b) has an aggregate average occupancy of all building(s) in such Proposed Acquisition of not less than ninety percent (90%) at the time of acquisition.

     Real Estate Assets: The fixed and tangible properties consisting of land, buildings and/or other improvements owned or ground-leased by the Borrower at the relevant time of reference thereto.

     Real Estate Assets Under Development: Any Real Estate Assets for which the Borrower is actively pursuing construction and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to such Person's ordinary course of business; provided that such Real Estate Asset will no longer be considered a Real Estate Asset Under Development on the date which is twelve (12) months after the Borrower obtains the necessary governmental approvals to permit occupancy of the building. Notwithstanding the foregoing, tenant improvements to previously constructed and/or leased Real Estate Assets shall not be considered Real Estate Assets Under Development.

     Regulation D; Regulation U: Regulations D and U, respectively (or any substitute regulations), of the Board, together with all amendments from time to time thereto.

     Regulatory Change: Any change, after the date hereof in United States Federal, state or foreign laws, regulations or treaties or the adoption or making after such date of any interpretations, directives or requests applying to Agent and/or the Lenders under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     Reimbursement Obligations: The Borrower's obligation to reimburse the Lenders and the Agent on account of any drawing under any Letter of Credit as provided in Section 2.A.4. Notwithstanding the foregoing, unless Borrower shall notify Agent of its intention to repay the Reimbursement Obligations on the date of the related drawing under any Letter of Credit, as set forth in Section 2.A.4, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Loan Rate Advance.

     Revolving Commitment: The obligation of the Lenders to make Advances to Borrower and to participate in the issuance, extension and renewal of Letters of Credit and the obligation of Agent to issue, extend and renew Letters of Credit, in an aggregate

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principal amount at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations set forth in this Agreement.

     Revolving Commitment Amount: One Hundred Twenty-Five Million and 00/100ths Dollars ($125,000,000.00).

     Subsidiary: For any entity, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) which is at the time directly or indirectly owned or controlled by such entity or one or more subsidiaries of such entity or by such entity and one or more subsidiaries of such entity.

     Termination Date: The earlier of (a) the Maturity Date, or (b) the date on which the Note is declared to be immediately due and payable pursuant to the terms hereof or of the Note.

     Total Adjusted Committed Indebtedness: As of any date of determination, the sum as determined by Agent of all committed obligations, contingent and otherwise of the Borrower and Borrower's pro rata share of all committed obligations of Borrower's unconsolidated subsidiaries, the unconsolidated subsidiaries of the general partners of Borrower, and joint ventures in which Borrower and/or Borrower's general partners is a party, whether secured or unsecured, that in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) the committed amount of all debt and similar monetary obligations, whether direct or indirect (excluding trade payables and other operating expenses paid by Borrower within sixty days); (b) the committed amount of all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) the maximum liability which Borrower could incur under all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; (d) preferred stock outstanding or a similar type of investment; and (e) all liability under forward equity arrangements and Forward Purchase Contracts which at such time could be specifically enforced by the seller thereunder.

     Total Adjusted Outstanding Indebtedness: As of any date of determination, the sum as determined by Agent of all advanced and outstanding obligations, contingent and otherwise of the Borrower and Borrower's pro rata share of all advanced and outstanding obligations of Borrower's unconsolidated subsidiaries, the unconsolidated subsidiaries of the general partners of Borrower, and joint ventures in which Borrower and/or Borrower's general partners is a party, whether secured or unsecured, that in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect (excluding trade payables and other operating expenses paid by Borrower within sixty days); (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of advanced and outstanding indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; (d) preferred stock outstanding or a similar type of investment; and (e) all liability under forward equity arrangements and Forward Purchase Contracts which at such time could be specifically enforced by the seller thereunder.

     Total Revolving Outstandings: As of any date of determination, the aggregate unpaid principal balance of Advances outstanding on such date.

     Unencumbered Adjusted EBITDA: Adjusted EBITDA calculated only with respect to the Approved Assets.

     Unencumbered Asset. Any Real Estate Asset that on any date of determination: (a) is not subject to any material liens (including any such lien imposed by the organizational documents of the owner of such asset), (b) is not the subject of any matter that materially adversely affects the value of such Real Estate Asset, (c) is not the subject of a Disqualifying Environmental Event, (d) has been improved with a building or buildings which (1) have been issued a certificate of occupancy (where available) or is otherwise lawfully occupied for its intended use, and (2) are fully operational, (e) is wholly owned or ground-leased by the Borrower and (f) has not been designated by the Borrower in writing to the Agent as a Real Estate Asset that is not an Unencumbered Asset, which designation shall not be permitted during the continuance of an Event of Default and shall be accompanied by a compliance certificate in the form of Exhibit B-6 attached hereto.

     Uniform Customs: With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or any successor version thereof adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

     Unrestricted Cash and Cash Equivalents: As of any date of determination, the sum of (a) the aggregate amount of unrestricted cash then held by the Borrower and (b) the aggregate amount of unrestricted cash equivalents (valued at fair market value) then held by the Borrower. As used in this definition, (i) "unrestricted" means the specified asset is not subject to any liens in favor of any Person and (ii) "cash equivalents" include overnight deposits and also means that such asset has a liquid, par value in cash and is convertible to cash on demand. Notwithstanding anything contained herein to the contrary, the term Unrestricted Cash and Cash Equivalents shall not include the commitments of the Lenders to make Advances under this Agreement or any other commitments from which the access to such cash or cash equivalents would create indebtedness or tenant security and other restricted deposits, until forfeited or otherwise entitled to be retained by the Borrower.

                                   ARTICLE I.
                                      LOAN

1.1 Principal Advances

     Upon the terms and subject to the conditions set forth in this Agreement, each Lender severally, but not jointly, agrees to lend to Borrower, pro rata in accordance with its Commitment Percentage, and Borrower agrees to borrow from Lenders, on a revolving basis, at any time and from time to time, in accordance with the terms hereof, from the Closing Date to the Termination Date, during which period Borrower may borrow, repay and reborrow in accordance with the terms hereof, for the purpose of acquiring Approved Acquisitions, pre-development, development, and renovations/expansions, entitled land (not to exceed $15,000,000.00 in the aggregate at any one time), short-term working capital (including Distributions not to exceed $10,000,000.00 in the aggregate at any one time), principal amortization requirements and letters of credit issued for the account of Borrower (not to exceed $10,000,000.00 in the aggregate at any one time); provided, however, that (A) at no time shall any Lender be obligated to lend to Borrower more than its Commitment Percentage of the total amount of proceeds of the Loan which Borrower is then qualified to receive hereunder, and (B) the amount of the Total Revolving Outstandings shall never exceed the lesser of (x) the Revolving Commitment Amount and (y) the Loan Availability. In no event shall Borrower use Loan proceeds in connection with the acquisition of unentitled land (i.e., land with none of the following: (i) existing or approved infrastructure, (ii) access or entitlement to utilities or
(iii) plan for development), mortgages or public or private securities (other than the purchase of shares in Saul Centers, Inc. not to exceed $5,000,000.00 in the aggregate at any one time), without in each instance obtaining Agent's prior written consent.

     All Advances by each Lender shall be evidenced by a Note. Each Note executed by the Borrower shall be in the aggregate principal amount equal to such Lender's Commitment Percentage of the Revolving Commitment Amount. Each Lender shall enter in its ledgers and records the amount of each such Advance, and of each payment made upon the Loan, and each Lender is authorized by Borrower to enter on a schedule attached to the Note a record of such Advances and payments; provided, however, that the failure by any Lender to make any such entry or any error by such Lender in making such entry shall not limit or otherwise affect the Obligations. Notwithstanding the express principal amount of the Note, Borrower shall not at any time be obligated to repay more or less than the total of all Advances made by each Lender pursuant hereto and to the other Loan Documents, together with interest thereon at the rates specified below and in the Note, computed on each Advance from the date it is so made by such Lender, and all other advances made by such Lender pursuant to the terms of the Loan Documents, with interest thereon as therein provided, less all payments of principal of and interest on the

Note, and of such advances and interest thereon, made by Borrower. The entire unpaid principal amount of the Loan shall be due and payable on the Termination Date.

1.2 Payment of Interest and Principal. Interest shall accrue on the Principal Balance from and after the date hereof. All interest payable hereunder shall be computed on the basis of a 360 day year, but shall be charged for the actual number of days principal is unpaid. Interest accruing in accordance herewith shall be payable, in arrears, on the first Business Day of each calendar month, commencing with the first Business Day of the next calendar month following the calendar month in which the initial advance is made to Borrower, and continuing on the first Business Day of each and every calendar month thereafter until the Principal Balance (as advanced and readvanced) and all accrued interest thereon are paid in full. Agent shall provide a monthly notice to Borrower setting forth the amount of interest due and the due date thereof, which notice shall be mailed on or prior to the tenth (10th) day preceding the first day of each month; provided, however, that Borrower shall be obligated to pay interest on the Loan when due regardless of the date Borrower receives such notice. All unpaid, accrued interest shall be paid in full on the Termination Date.

     In the event that the interest and/or charges in the nature of interest, if any, provided for by this Agreement or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loan, if any, Borrower shall pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower shall pay all amounts provided for herein. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence shall have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower.

     With respect to an Approved Acquisition for which the Lenders make an Advance under the Acquisition Sublimit, if all or any portion of such Advance remains outstanding under the Acquisition Sublimit for a period of time in excess of eighteen (18) months, Borrower shall pay to Agent quarterly amortization payments in the amount of $1,000,000.00 (commencing on the first Business Day of the next calendar quarter (i.e., the quarter commencing on January 1st, April 1st, July 1st and October 1st) after such eighteen (18) month period) until no portion of such Advance under the Acquisition Sublimit remains outstanding, whether because Borrower has requested, and Majority Lenders have approved, that such asset no longer be considered an "Approved Acquisition" and be deemed only an "Approved Asset" (in which instance the amount advanced with respect to such asset shall no longer be deemed advanced under the Acquisition Sublimit and shall be deemed advanced as working capital) or the Advance attributable to such Approved Acquisition from the Acquisition Sublimit has been repaid in full (in which instance such Approved Acquisition shall no longer be deemed an Approved Asset). An amount equal to the Advance under the Acquisition Sublimit with respect to any Approved Acquisition shall again be available for readvance under the Acquisition Sublimit when no portion of the Advance for such Approved Acquisition remains outstanding under the Acquisition Sublimit.

1.3 Prepayment. The Principal Balance and accrued interest thereon may be prepaid in full or in part at any time, without premium or penalty (other than as set forth in Section 1.11 with respect to prepayments of any LIBOR Rate Advances), after a minimum of one (1) Business Day prior written notice from Borrower to Agent of the date of prepayment. Upon any such prepayment in full, Borrower may terminate this Agreement, without fee or penalty, pursuant to written notice to Agent. Each prepayment shall be in an amount not less than the lesser of $100,000.00 or the Principal Balance.

1.4 Maturity Date; Extension. If not sooner paid in accordance with the terms hereof, the Principal Balance, together with all unpaid interest accrued thereon, shall be due and payable, in full, on the Maturity Date; provided, however, the Maturity Date may be extended for one (1) additional period of one
(1) year (the "Extension Period) upon the written request (the "Extension Request") of Borrower given not less than thirty (30) days nor more than one hundred twenty (120) days prior to the Maturity Date, such extension being subject to satisfaction of all of the following conditions:

    A. Payment on or before the first day of the Extension Period of the Extension Fee set forth in the Fee Letter;

    B. At the time of the Extension Request and on the first day of the Extension Period, there shall exist no uncured Event of Default (as hereinafter defined) or event which, with the giving of notice or passage of time, or both, could become an Event of Default;

    C. Borrower shall deliver to Agent all financial information relating to Borrower and Guarantor required hereunder, and such information shall reflect that no material adverse change, financial or otherwise, as determined by Agent, in its sole discretion, shall have occurred with respect to Borrower or Guarantor;

        Notwithstanding Borrower's right to extend the Maturity Date of the Loan as set forth above, Borrower hereby agrees that Agent and the Lenders shall have no commitment or obligation to extend the Maturity Date beyond August 29, 2005 unless each of the foregoing conditions shall have been satisfied.

1.5 Calculation of Interest. From and after the date hereof, and until the date on which the Note is paid in full, Borrower shall pay interest on the Principal Balance at the Loan Rate, as the same may fluctuate from time to time; provided, however, subject to the limitations stated herein, Borrower may elect in accordance with the procedures set forth herein to have interest accrue and be paid on all or a portion of the outstanding Principal Balance at a rate per annum equal to the LIBOR Rate.

1.6 LIBOR Pricing Options. Borrower may elect to fix the rate of interest payable upon the Principal Balance or any portion thereof pursuant to the provisions of this Section. The provisions of this Section 1.6 shall govern the computation, accrual and payment of interest with respect to the Principal Balance or any portion thereof for which Borrower properly makes such an election. If no Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents, Borrower may from time to time elect, by a LIBOR Rate Notice, to pay interest on the LIBOR Rate Advance described in said LIBOR Rate Notice at a LIBOR Rate during the LIBOR Rate Period specified in said LIBOR Rate Notice; provided, however, Borrower may not elect to have more than five (5) LIBOR Rate Advances outstanding at any one time. Upon request by Borrower, prior to the submission by Borrower to Agent of any LIBOR Rate Notice, Agent shall by telephone advise Borrower from time to time of the then applicable LIBOR Rate with respect to any LIBOR Rate Period promptly after the same is determined by Agent, which determination shall be final, conclusive and binding on Borrower. All interest accruing hereunder at a LIBOR Rate shall accrue and be computed and charged in the same manner as interest at the Loan Rate. From and after the end of each LIBOR Rate Period, in the event Borrower does not timely select another interest rate option at least three (3) Euro Days before a particular LIBOR Rate Advance expires, Agent may, at any time thereafter convert such LIBOR Rate Advance to a Loan Rate Advance, but until such conversion, the funds advanced under the expired LIBOR Rate Advance shall continue to accrue interest at the same rate as the interest rate under such expired LIBOR Rate Advance. Agent's internal records of applicable interest rates shall be determinative in the absence of manifest error. Notwithstanding the foregoing, all LIBOR Rate Periods at any one time outstanding shall end on not more than five (5) different dates, and the duration of any LIBOR Rate Periods which would exceed such limitation shall be adjusted to coincide with the remaining term of such other shorter LIBOR Rate Period(s) as Borrower shall notify Agent of in writing, or absent such notice, as Agent may elect. Except as hereinafter expressly provided, no LIBOR Rate Advance may be repaid or prepaid on any day other than the last day of the LIBOR Rate Period applicable thereto; provided, however, that if Agent is required by any applicable law, statute, rule, regulation or requirement to accept any such prepayment, Borrower shall also pay to Agent for the benefit of the Lenders, from time to time, on demand, any sums necessary to compensate the Lenders for all costs, expenses, claims, penalties and liabilities incurred by the Lenders by virtue of the repayment or prepayment of funds, or the inability of the Lenders to repay or prepay funds borrowed by the Lenders in the London interbank market to advance to Borrower.

1.7 Regulatory Costs. Notwithstanding any other provision herein, if any Regulatory Change shall change the basis of taxation of payments to the Lenders of the principal of or interest on any LIBOR Rate Advance or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of the Lenders by the jurisdiction in which the Lenders have their principal offices or by any political subdivision or taxing authority therein), or shall subject the Lenders to any new or additional charge, fee, withholding or tax of any kind with respect to the Loan hereunder or change the method of taxation of the Loan or impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit or loan commitments extended by, the Lenders (except any such reserve requirement which is reflected in LIBOR) or shall impose on a Lender or the London interbank market any other condition affecting this Agreement, the Note or the LIBOR Rate Advances made by the Lenders, and the result of any of the foregoing shall be to increase the cost to the Lenders of making or maintaining any LIBOR Rate Advance or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by such Lender to be material, then Borrower shall pay to Agent for the benefit of such Lender upon demand, such additional amount or amounts as will compensate such Lender for such additional costs or reduction, including lost income resulting therefrom as reasonably determined by such Lender. A statement from such Lender setting forth such amount or amounts as shall be necessary to so compensate such Lender shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Borrower shall pay Agent on behalf of such Lender the amount shown as due on any such statement within ten (10) Business Days after its receipt of the same. Failure on the part of any Lender to demand compensation for any increased costs, lost income or reduction in amounts received or receivable shall not constitute a waiver of such Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this section shall be available to the Lenders regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by the Lenders.

1.8 Inability to Determine LIBOR. In the event that on the date for determining LIBOR in respect of the LIBOR Rate Period for any LIBOR Rate Advance, Agent shall determine (which determination shall be conclusive in the absence of manifest error) that, by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining LIBOR for such LIBOR Rate Period, Agent shall promptly give to Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances. After receipt of such notice and during the existence of such circumstances, Borrower shall have no right to elect a LIBOR Rate with respect to advances hereunder; provided that nothing in this Section shall affect the LIBOR Rate then in effect on any LIBOR Rate Advance outstanding at the time of receipt by Borrower of such notice until the expiration of the LIBOR Rate Period in effect with respect to such LIBOR Rate Advance at such time.

1.9 Illegality. Notwithstanding anything to the contrary herein contained, if any Regulatory Change shall make it unlawful for any Lender to make or maintain any LIBOR Rate Advance or to give effect to its obligations as contemplated hereby, then, by written notice to Borrower, Agent may:

    A. Declare that LIBOR Rate Advances will not thereafter be made hereunder, in which event Borrower shall be prohibited from requesting LIBOR Rate Advances, and the Lenders shall not be required to make LIBOR Rate Advances to Borrower, hereunder unless such declaration is subsequently withdrawn; and

    B. Require, but only to the extent the Regulatory Change affects outstanding LIBOR Rate Advances, that all outstanding LIBOR Rate Advances made by the Lenders be added to, and become a part of, the Loan Rate Advance hereunder, in which event all such LIBOR Rate Advances shall automatically be added to, and become a part of, the Loan Rate Advance as of the effective date of such notice as is hereinafter provided for (notwithstanding any provisions of the Note or this Agreement to the contrary), and interest shall accrue thereon, from and after said date, at the Loan Rate or the Default Rate, whichever is then applicable. For purposes of this Section, a notice to Borrower by Agent shall be effective on the date of receipt by Borrower.

1.10 Capital Adequacy. Borrower shall also pay to the applicable Lenders from time to time on demand such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which such Lender determines are attributable to the extension of credit hereunder in respect of any amount of capital maintained by such Lender or any of its affiliates pursuant to any law, guideline or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority enacted, whether proposed on the date of this Agreement or enacted, promulgated or issued after the date of this Agreement. Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which the Lenders could have achieved absent their extension of credit hereunder and but for such law, regulation, interpretation, directive or request.

1.11 Indemnification of Agent and the Lenders. If a LIBOR Rate Advance is prepaid, whether by the Borrower as a result of acceleration upon default or otherwise, the Borrower agrees to pay all of the losses, costs, expenses and Interest Differential (as determined by the Agent) of Agent and the Lenders incurred or sustained as a result of such prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Advance shall be in an amount equal to the remaining entire principal balance of such advance. Agent shall provide to Borrower a statement, signed by an officer of Agent, explaining any such loss or expense and setting forth, if applicable, the computations used to determine such loss or expense which shall be conclusive and binding on Borrower, absent manifest error.

1.12 Default Rate. If a default shall occur and continue beyond any applicable notice, cure or grace period under the Note, this Agreement or any of the other Loan Documents or the entire Principal Balance, all interest accrued thereon, and all other amounts payable under the Loan have not been repaid on or before the Maturity Date, then the entire Principal Balance shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon and all other amounts payable under the Loan, and with interest computed thereon from and after that date at a rate which is four percent (4%) per annum in excess of the Loan Rate or the LIBOR Rate, as applicable, or at the maximum lawful rate of interest which may be charged thereon by Agent, if any, whichever is less (hereinafter called "Default Rate"), until all such amounts are paid in full.

1.13 Late Payment Charge. In the event that any required payment of principal and/or interest hereunder (other than full payment at maturity) is not made within five (5) days of the due date thereof, Borrower shall pay to Agent an additional payment of a late payment charge to compensate for Lenders' loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to five percent (5.0%) of such delinquent payment. In the event the maturity of the indebtedness hereunder is accelerated by Agent, this section shall apply only to payments overdue prior to the time of such acceleration.

1.14 Effective Rate. Borrower, Agent and the Lenders agree that no payment of interest or other consideration made or agreed to be made by Borrower to Agent and/or the Lenders pursuant to this Agreement, the Note or any other instrument referring to or securing the Note shall, at any time, be deemed to have been computed at an interest rate in excess of the maximum rate of interest permissible by law, if any. In the event such payments of interest or other consideration provided for in this Agreement, the Note or any other instrument referring to or securing the Note shall result in payment of an effective rate of interest which, for any period of time, is in excess of the limit of the usury law or any other law applicable to the Loan evidenced by the Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party or parties hereto, be applied to the Principal Balance immediately upon receipt of such monies by Agent with the same force and effect as though Borrower had specifically designated, and Agent had agreed to accept, such extra payments as a principal payment, without premium or penalty. If principal has been fully paid, any such excess amount shall be refunded to Borrower. This provision shall control over every other obligation of Borrower, Agent and the Lenders hereunder and under the Note and any other instrument which secures the Note.

1.15 Payments. All payments made under the Note shall be applied to any late payment charge then due, to accrued interest, to the Principal Balance and, if Agent and the Lenders have advanced any sums under the terms of any instrument which secures the Note, to repayment of the funds so advanced, even though the same have become part of the Principal Balance, together with interest thereon at the Default Rate, in such order as Agent, at its option, may elect. All payments made under the Loan shall be made in Immediately Available Funds, without counterclaim or set off and free and clear of, and without any deduction or withholding for, any taxes or other payments.

1.16 Fees. On the date hereof and on or before the dates set forth therein, Borrower shall pay Agent all fees, costs and expenses referenced in the Fee Letter. The agency fee set forth in the Fee Letter is for the services to be performed by Agent in acting as Agent and is fully earned on the date paid. The agency fee paid to the Agent is solely for its own account and is nonrefundable.

1.17 Non-Usage Fees

     In addition to any other fees set forth in this Agreement, Borrower shall pay to Agent on behalf of Lenders in Immediately Available Funds a non-usage fee equal to the percentage set forth below per annum multiplied by the unadvanced Revolving Commitment Amount (after deducting the undrawn amount of any Letters of Credit outstanding hereunder), payable on the first day of each calendar quarter, calculated in arrears based on the average daily balance of the unadvanced Revolving Commitment Amount during the prior calendar quarter; the first payment of such fee shall be due and payable on October 1, 2002 and shall be pro rated based upon that portion of the calendar quarter during which the Revolving Commitment is outstanding. The non-usage fee shall be shared among the Lenders in accordance with the daily average Commitment Percentages of the Lenders during such calendar quarter.

     The non-usage fee shall be equal to 0.25%; provided, however, in the event that Agent determines in its sole discretion (in reliance upon documentation provided by Borrower, copies of which shall be provided to each Lender by Agent) that the Leverage Ratio is not greater than fifty five percent (55%) and the Adjusted EBITDA/Debt Service Coverage Ratio is not less than 1.70, calculated as of the first day of each calendar quarter based upon the most current financial information available to Agent, then the non-usage fee shall be equal to 0.20%.

                                  ARTICLE II.A.
                                LETTERS OF CREDIT

2.A  Terms of the Letter of Credit Facility

     2.A.1. Letters of Credit. Upon the terms and subject to the conditions of this Agreement, Agent agrees, in its individual capacity, to issue, extend and renew Letters of Credit for the account of Borrower from time to time between the Closing Date and the Termination Date in such form as may be requested by Borrower and reasonably agreed to by Agent and in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding the Revolving Commitment Amount; provided, however, that, after giving effect to such issuance, (a) the Maximum Drawing Amount shall not exceed $10,000,000.00 at any time, (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit and (ii) Total Revolving Outstandings shall not exceed the Loan Availability in effect at any time, and (c) the total number of Letters of Credit outstanding shall not exceed five (5).

     2.A.2. Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrower, in writing, by telex, facsimile transmission or electronic conveyance received by the Agent by 2:00 p.m. (Central time) on a Business Day which is not less than five (5) Business Days preceding the requested date of issuance (which shall also be a Business Day) and shall be accompanied by a certificate executed by the Borrower in the form of Exhibit B-7. Each request for a Letter of Credit shall specify (i) the date of issuance of the requested Letter of Credit, (ii) the amount of the requested Letter of Credit, (iii) the name of the account party on such Letter of Credit, and (iv) the beneficiary of such Letter of Credit. The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the representative of the Borrower making such request. Each request for a Letter of Credit shall be deemed a representation by the Borrower that, on the date of issuance of such Letter of Credit and after giving effect thereto, the applicable conditions specified in Article III have been and will be satisfied. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will issue the requested Letter of Credit at its principal office in Minneapolis, Minnesota not later than 3:00 p.m. on the requested date of issuance.

     2.A.3. Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrower. All Letters of Credit must expire not later than thirty (30) days prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

     2.A.4. Agreement to Repay Letter of Credit Drawing. If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, or if the Agent has decided that it will comply with the Borrower's written request or authorization to pay a drawing on any

Letter of Credit that the Agent does not believe conforms to the requirements of the Letter of Credit, it will notify Borrower, of that fact. Except as contemplated in Section 2.A.10 below, the Borrower shall reimburse the Agent for the account of the Agent or (as the case may be) the Lenders by 9:30 a.m. (Central time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. In addition, Borrower agrees to reimburse or pay to Agent for the account of the Agent or (as the case may be) the Lenders with respect to each Letter of Credit issued, extended or renewed by Agent hereunder:

            A. Upon reduction (but not termination) of the Revolving Commitment Amount to an amount less than the then Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent in a non-interest bearing account as cash collateral for the benefit of Lenders and the Agent for all Reimbursement Obligations, and

            B. Upon the termination of the Revolving Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 6.2(C), an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by Agent in a non-interest bearing account as cash collateral for the benefit of Lenders and Agent for all Reimbursement Obligations.

     2.A.5. Obligations Absolute. The obligation of the Borrower under Section 2.A.4. to repay the Agent for any amount drawn on any Letter of Credit shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding, notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

            A. Any lack of validity or enforceability of any Letter of Credit;

            B. The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

            C. Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

     Neither the Agent nor its officers, directors or employees shall be liable or responsible for, and the Obligations of the Borrower shall not be impaired by:

               (i) The use which may be made of any Letter of Credit or any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

               (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

               (iii) The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

               (iv) Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

     2.A.6. Increased Cost for Letters of Credit. If any Regulatory Change shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Agent, or (b) shall impose on the Agent any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Agent of issuing or maintaining any Letter of Credit, or reduce the amount of any sum received or receivable by the Agent hereunder, then, upon written demand (which demand shall be given by the Agent promptly after it determines such increased cost or reduction), the Borrower shall pay to the Agent the additional amount or amounts as will compensate the Agent for such actual or imputed increased cost or reduction. A certificate submitted to the Borrower by the Agent setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Agent as aforesaid, and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive and binding on the Borrower absent error.

     2.A.7. Letter of Credit Fees. For each Letter of Credit issued, the Borrower shall pay to the Agent a fee (a "Letter of Credit Fee") in an amount equal to the Applicable Margin per annum multiplied by the face amount of each outstanding Letter of Credit, which fee (a) shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter (which Letter of Credit Fee shall be pro-rated for any calendar quarter in which such Letter of Credit is issued, drawn upon or otherwise reduced or terminated) and (b) shall be for the account of the Lenders pro rata in accordance with their respective Commitment Percentages. In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

     2.A.8 Regulations U and X. No portion of any Letter of Credit is to be obtained for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board, 12 C.F.R. Parts 221 and 224.

     2.A.9 Letter of Credit Participation. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Commitment Percentage, to reimburse Agent on demand pursuant to
Section 2.A.10 for the amount of
each draft paid by Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 2.A.4 (such agreement for a Lender being called herein the "Letter of Credit Participation" of such Lender).

       2.A.10 Letter of Credit Payments; Advance of Loan. Notwithstanding anything contained in Section 2.A.4 above to the contrary, unless Borrower shall have notified the Agent prior to 11:00 a.m. (Central time) on the Business Day immediately prior to the date of such drawing that Borrower intends to reimburse Agent for the amount of such drawing, Borrower shall be deemed to have requested a Loan Rate Advance on the date on which such drawing is honored and in an amount equal to the amount of such drawing. The Borrower may thereafter convert any such Loan Rate Advance to a LIBOR Rate Advance in accordance with Section
1.6. Each Lender shall, in accordance with Section 1.1, make available such Lender's Commitment Percentage of such Advance to Agent, the proceeds of which shall be applied directly by Agent to reimburse Agent and/or Lenders for the amount of such draw. Agent is irrevocably authorized by the Borrower and each of the Lenders to honor draws on each Letter of Credit by the beneficiary thereof in accordance with the terms of the Letter of Credit. The responsibility of the Agent to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

                                  ARTICLE II.B
                             CONDITIONS OF BORROWING

       Lenders shall not be required to make any Advances hereunder until the pre-closing requirements, conditions and other requirements set forth below have been completed and fulfilled to the satisfaction of Agent, with respect to said Advance, at Borrower's sole cost and expense.

2.B.1  Prerequisites to Effectiveness of Agreement

       The obligations of Lenders to make Advances and the effectiveness of this Agreement are subject to the following documents, certificates and opinions, each in form and substance acceptable to Agent and its counsel, having been delivered to and approved by Agent. It is agreed, however, that Lenders may, in their discretion, make such Advances prior to completion and fulfillment of any or all of such pre-closing requirements, conditions and other requirements, without waiving its right to require such completion and fulfillment before any additional Advances are made.

       A. This Agreement duly executed by Borrower, Agent and Lenders; the Note duly executed by Borrower; the Fee Letter; and the Guaranty duly executed by Guarantor;

       B. A copy of the Certificate of Limited Partnership of Borrower and all amendments thereto, and a Certificate of Good Standing for Borrower, currently certified by the Secretary of State of its state of organization; Borrower's Agreement of Limited Partnership, and any necessary consents and resolutions authorizing the transactions described herein, all currently certified by Borrower's general partner, and upon which Agent and Lenders may rely until revoked by written notice to Agent;

       C. A copy of the Articles of Incorporation of Guarantor and all amendments thereto, and a Certificate of Good Standing for Guarantor, each currently certified by the Secretary of State of its state of incorporation; Guarantor's By-Laws, Resolutions of Guarantor's Board of Directors authorizing the transactions described herein, and an incumbency certificate for Guarantor (including the names, titles and specimen signatures of officers thereof authorized to execute Loan Documents), all currently certified by Guarantor's corporate secretary or assistant secretary, as appropriate, and upon which Agent and Lenders may rely until revoked by written notice to Agent;

       D. A Certificate from the general partner of Borrower and from a duly authorized officer of Guarantor, setting forth the names, titles, specimen signatures and telephone numbers of all persons authorized to (i) sign Draw Requests and/or other documents, instruments, certificates and agreements to be delivered by Borrower and/or Guarantor to Agent, and/or (ii) to give instructions to Agent hereunder, each of which Certificates shall be deemed to be in full force and effect until forty-eight (48) hours after receipt by Agent of an amendment thereof duly executed by said duly authorized officer or Guarantor;

       E A signed, written opinion from counsel to Borrower and Guarantor, addressed to Agent and currently dated, as to the due organization, existence, qualification and good standing of Borrower and Guarantor; as to the due authorization, validity, legality, binding nature and enforceability of the Loan Documents listed in Section 2.B.1.A, without the consent or approval of any other Person; that, to such counsel's knowledge, the execution, delivery and performance by Borrower and Guarantor of the Loan Documents to which each is a party will not violate any contracts or agreements of Borrower or Guarantor or any applicable Governmental Requirements; as to the absence, to such counsel's knowledge, of litigation or governmental proceedings which could materially, adversely affect Borrower or Guarantor; and such other matters as may be required by Agent on behalf of Lenders;

       F. The most current available annual financial statements for Borrower and Guarantor on a consolidated basis, as well as financial statements on a consolidated basis for each of the three (3) full fiscal years immediately preceding the time period covered by said current financial statements; and

       G. A sworn statement from and agreement by Borrower and Guarantor listing all guarantees and contingent liabilities to which Borrower and Guarantor are a party or for which Borrower or Guarantor may be liable and agreeing to periodically update said listing, to which sworn statement shall be attached (or in which sworn statement shall be described) current financial statements of Borrower and of Guarantor, which shall be, in such sworn statement, certified and sworn to by Borrower and Guarantor as being true, correct, complete and not misleading in any material respect, and Borrower and Guarantor shall also, in such sworn statement, certify that there has been no material change in the financial status of Borrower or of Guarantor since the dates thereof.

       H. With respect to each Unencumbered Asset which is to become an Approved Asset on the Closing Date, (i) a written description of the Unencumbered Asset, including the size, legal description and location of the Unencumbered Asset; (ii) a title report, dated within thirty (30) days of the date on which such Unencumbered Asset is included as an Approved Asset, running in favor of the Agent on behalf of the Lenders, together with a copy of each document referred to therein (collectively "Title Evidence"), evidencing that such Real Estate Asset is an Unencumbered Asset; (iii) a current, certified rent roll for such Unencumbered Asset; (iv) operating statements for the prior three (3) years, if available (but in no event less than the prior twelve (12) months); (v) market, location and demographic information; (vi) pro forma operating and capital budgets and
(vii) such other information as may be reasonably requested by Agent.

       I. Receipt of a Closing Certificate and a Compliance Certificate in the form attached hereto as Exhibit B-1 (if Borrower has requested that an Advance be funded on the Closing Date).

       J The Borrower agrees that at the request of Agent it will furnish supplements of all materials described in this Section 2.B.1 to Agent after the Closing Date, updating such material.

       K. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to Agent and to the Agent's counsel, and the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may request.

       L. The Borrower shall have paid to the Agent, for the account of the Lenders or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Closing Date in accordance with this Agreement.

       M. The obligation of the Agent to issue any Letter of Credit shall be subject to the fulfillment of the following conditions:

          (1) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the date upon which Borrower requests that Agent issue the Letter of Credit and on the date of issuance of each Letter of Credit with the same force and effect as if made on such date.

          (2) No Default. No default or Event of Default shall have occurred and be continuing on the date upon which Borrower requests that Agent issue the Letter of Credit and on the date of issuance of each Letter of Credit or will exist upon issuance of the Letter of Credit.

          (3) Notices and Requests. The Agent shall have received the Borrower's application for such Letter of Credit specified under Section 2.A.2.

          (4) No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Agent or Majority Lenders would make it illegal for Agent or Lenders to participate in the issuance, extension or renewal of such Letter of Credit or, in the reasonable opinion of the Agent, would make it illegal to issue, extend or renew such Letter of Credit.

2.B.2 Conditions Precedent to Approval of an Asset as an Approved Asset or Approved Acquisition

       If and when Borrower wishes to have Lenders approve an Unencumbered Asset for inclusion as an Approved Asset or a Proposed Acquisition for inclusion as an Approved Acquisition, Borrower shall submit to Agent a written request for such approval, together with a certificate, signed by Borrower in the form attached hereto as Exhibit B-3, that the Real Estate Asset or asset to be acquired by Borrower complies with all of the terms, provisions and conditions of this Agreement, and the following conditions must be satisfied in the sole discretion of Agent (in reliance upon documentation provided by Borrower, copies of which shall be provided to each Lender by Agent within two (2) Business Days after receipt by Agent):

       A. Borrower shall provide, at the time of its request for approval, (i) a written description of the Real Estate Asset or asset to be acquired by Borrower, including its size, legal description and location; (ii) Title Evidence evidencing that such asset is an Unencumbered Asset (or would be upon acquisition by Borrower); (iii) a current, certified rent roll for such asset;
(iv) operating statements for the prior three (3) years, if available (but in no event less than the prior twelve (12) months); (v) market, location and demographic information; (vi) pro forma operating and capital budgets; (vi) evidence that such Unencumbered Asset meets the Minimum Lease Up Requirement or such Proposed Acquisition meets the Proposed Acquisition Minimum Lease Up Requirement; and (vii) such other information as may be reasonably requested by Agent.

       B. Agent shall have completed to its satisfaction, and at the Borrower's expense, an inspection of the Unencumbered Asset or Proposed Acquisition, if it elects to do so.

       C. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to Agent and to the Agent's counsel, and the Agent, such counsel and the Lenders shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may request.

       Upon receipt of the above-mentioned written request, certificate and other items ("Approval Prerequisites"), Agent may, on behalf of the Lenders, engage legal counsel to review the deliveries, all at Borrower's sole cost and expense. If the Approval Prerequisites are satisfied as determined by Agent, whose approval shall not be unreasonably withheld, and if the proposed Unencumbered Asset or Proposed Acquisition complies with the terms, provisions, requirements and conditions of this Agreement, also in Agent's reasonable determination, Agent shall, after receiving requisite approval from the Lenders, approve the proposed Unencumbered Asset as an Approved Asset, or the Proposed Acquisition as an Approved Acquisition, in writing.

       Nothing set forth herein or in any other Loan Document shall be read, deemed, construed or interpreted to impose any explicit or implicit obligation of any kind upon the

Lenders to approve any Unencumbered Asset so that it is thereafter included as an Approved Asset, or any Proposed Acquisition so that it is thereafter included as an Approved Acquisition, such approval to be, in each instance, subject to the sole discretion of the Lenders in all respects; provided, however, that if the Approval Prerequisites with respect to a property constituting a Proposed Acquisition are satisfactory to all Lenders, the Lenders will not unreasonably withhold their consent to such Proposed Acquisition becoming an Approved Acquisition.

       In no event shall the Lenders be obligated to make advances for a Proposed Acquisition unless such property is approved as an Approved Acquisition by all Lenders (pursuant to the provisions of this Agreement) and is acquired by Borrower.

2.B.3  Determination of Loan Availability

       A. Loan Availability shall be calculated by Agent on behalf of the Lenders on the first day of each calendar quarter and on each Calculation Date.

       B. For any period of determination, Loan Availability shall equal the lesser of the following amounts:

          1.  Unencumbered Adjusted EBITDA for the previous four (4) quarters
(x) multiplied by sixty percent (60%) and (y) divided by nine and one-quarter percent (9.25%); or

          2. The Permanent Loan Estimate (using Unencumbered Adjusted EBITDA for the previous four (4) quarters) for such Approved Assets.

provided, however, Loan Availability shall be reduced on a dollar for dollar basis (which reduction shall not be applied to the Acquisition Sublimit) by (x) the face amount of any Letters of Credit issued by Agent and outstanding hereunder, (y) one and one-half (1.5) times the amount of any Imposition, Lien or Encumbrance arising with respect to any Approved Asset until same is paid in full, discharged or bonded over to the satisfaction of the Agent (provided that such Imposition, Lien or Encumbrance is less than one percent (1%) of the Capitalization Value of the Approved Asset, it being acknowledged that for so long as any Imposition, Lien or Encumbrance in excess of such amount encumbers an Approved Asset, such Real Estate Asset shall not be an Approved Asset) and
(z) any other unsecured indebtedness of Borrower or Guarantor.

       C. In no event shall Lenders be obligated to make Advances which in the aggregate exceed Loan Availability as determined by Agent from time to time. If at any time Loan Availability is less than the Total Revolving Outstandings, Borrower shall, within thirty (30) days of such determination by Agent, either
(i) cure the cause of such reduction in Loan Availability, or (ii) pay the excess to Agent on behalf of the Lenders. No additional Advances shall be made hereunder and no additional Letters of Credit shall be issued hereunder until such time as Agent determines that Loan Availability exceeds the Total Revolving Outstandings. It shall be an Event of Default if Borrower fails to cure the cause of the reduction in Loan Availability or make the required payment within such thirty (30) day period.

       D. In no event shall Lenders be obligated to make an Advance under the Acquisition Sublimit which exceeds an amount equal to Loan Availability; provided that, solely for purposes of determining the Loan Availability in connection with an Advance under the Acquisition Sublimit, the Approved Acquisition for which such Advance is being made shall be deemed the sole Approved Asset hereunder.

                                  ARTICLE III.
                            ADVANCES OF LOAN PROCEEDS

3.1    General

       Subject to the limitations on Advances contained elsewhere in this Agreement, the Loan proceeds shall be advanced by Agent, to or for the benefit of Borrower, in accordance with the terms and conditions set forth in this
Article III. All monies advanced by Agent and each Lender (including amounts payable to such Lender and advanced by such Lender to itself pursuant to the terms hereof) shall constitute loans made to Borrower under this Agreement, evidenced by the Note and secured by the other Loan Documents, and interest shall be computed thereon as prescribed by this Agreement and the Note, from the date advanced to or for the benefit of Borrower.

       No Advance shall constitute a waiver of any condition precedent to the obligation of any Lender to make any further Advance or preclude Agent from thereafter requiring Borrower to satisfy any such condition precedent with respect to any prior or further Advance. No Advance shall constitute a waiver of any default or Event of Default hereunder which may exist at the time of said Advance, whether or not the same is known to such Lender. All conditions precedent to the obligation of Agent to make any Advance on behalf of Lenders are imposed hereby solely for the benefit of Agent and Lenders, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Agent will make or refuse to make any Advance in the absence of strict compliance with such condition precedent. All requirements of this Agreement may be waived by Agent, in whole or in part, at any time.

       Each Lender may, but shall not be obligated to, advance to itself, when due, from the proceeds of the Loan, without further order or request from Borrower, all interest payable to such Lender under the terms hereof or of the Note, and may, at such Lender's option, without any obligation to do so, advance to itself all other sums due or to become due to such Lender under this Agreement or under any of the other Loan Documents, including but not limited to its fees, administration fees, attorneys' fees, other consultants' fees and all out-of-pocket expenses incurred by such Lender in connection with this Agreement and with the Loan. Each Lender shall also have the right, but not the obligation, after the occurrence of an Event of Default, to advance to Agent the proceeds of the Loan for application by Agent to the satisfaction of any of Borrower's other obligations hereunder or under any of the other Loan Documents.

3.2    Inspections

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

       Agent shall have access to each Real Estate Asset at all reasonable times and shall have the right to enter each Real Estate Asset and to conduct such inspections thereof as it shall deem necessary or desirable for the protection of the Lenders' interests; provided that Agent gives reasonable prior notice thereof to Borrower. Borrower may elect to accompany Agent on any such inspections. No Lender shall be obligated to conduct any inspection of any Real Estate Asset.

       Neither Borrower nor any third party shall have the right to use or rely upon any reports generated by Agent for any purpose whatsoever. Borrower shall be responsible for making its own inspections of each Approved Asset.

3.3    Agent and Lender Responsibility

       It is expressly understood and agreed that neither Agent nor any Lender assumes liability or responsibility for any representations made by Borrower or for any acts on the part of Borrower.

3.4    Procedure for Advances

       A. At the time of each Advance, there shall exist no default or Event of Default hereunder, and all representations and warranties made herein shall be true and correct on and as of each Advance Date with the same effect as if made on that date. Each Advance shall be made pursuant to a Draw Request submitted by Borrower to Agent on behalf of the Lenders.

       B. Not later than 10:00 A.M. (Central time) three (3) Euro Business Days prior to the Advance Date if any portion of the requested Advance is desired by Borrower to be a LIBOR Rate Advance, and one Business Day prior to the Advance Date if any portion of the requested Advance is to be a Loan Rate Advance, Borrower shall deliver to Agent a request, in writing, designating the amount of such portion (in the minimum amount of $1,000,000.00 and in integral multiples of $100,000.00 in excess thereof) and designating the initial LIBOR Rate Period applicable thereto. If no such request is made by Borrower with respect to any Advance, the entire Advance shall be deemed to be a Loan Rate Advance.

       C. On each Advance Date, if all the terms and conditions of this Agreement have been complied with by Borrower, to the satisfaction of Agent, if no default or Event of Default exists hereunder, and if Agent has approved the Draw Request, each Lender shall advance to Agent its Commitment Percentage of the principal amount of the requested Advance by delivering to Agent a wire transfer of funds. Agent shall then forward the Advance to Borrower. All Advances actually so made shall be deemed to be loans to Borrower, shall reduce the available amount of the Revolving Loan Commitment, and shall bear interest at the rates provided herein from the date so advanced.

       D. Each Lender shall also have the right, but not the obligation, so long as an Event of Default exists hereunder, to advance to Agent the proceeds of any Advance for application to the satisfaction of any of Borrower's Obligations. Any Advance by a Lender for such purpose shall be part of the Loan and shall be evidenced and secured by the Loan

Documents from the date made. Borrower hereby authorizes each Lender, so long as an Event of Default exists hereunder, to hold, use, advance and apply Loan proceeds for the payment or performance of any obligation of Borrower hereunder, including but not limited to the obligation to pay interest on the Loan.

       E. In the event that Agent shall determine, in its sole judgment, that proper documentation to support a requested Advance, as required by this Agreement, has not been furnished, it may withhold payment of such Advance, or of such portion of such Advance as shall not be so supported by proper documentation, and shall promptly notify Borrower of the discrepancy in or omission of such documentation. Until such time as such discrepancy or omission is corrected to the satisfaction of such Agent, it may withhold such funds.

       F. Borrower shall provide notice to Agent in the Draw Request of the proposed use of the requested Advance. If Borrower anticipates using the Advance for purposes of financing construction on a Real Estate Asset Under Development, Borrower shall provide evidence to Agent at the time of each such Draw Request that Borrower has entered into leases for not less than fifty percent (50%) of the rentable square footage of such Real Estate Asset Under Development (which leases must be on arms-length terms and conditions if with an affiliate of Borrower). If Borrower fails to provide the foregoing evidence, Agent shall have no obligation to make the requested Advance for such construction.

                                   ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Agent and Lenders that:

4.1    Legal Status of Borrower

       Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly authorized to transact business in the jurisdictions in which the Approved Assets owned by it are located, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to acquire, develop, demolish, construct, renovate, expand, equip, own and operate each Approved Asset owned by Borrower and to execute, deliver and perform this Agreement and the other Loan Documents; and this Agreement and the other Loan Documents executed to date by Borrower have been duly authorized, executed and delivered by and on behalf of Borrower so as to constitute this Agreement and said other Loan Documents the valid and binding obligations of Borrower, enforceable in accordance with their terms.

4.2    No Breach of Applicable Agreements or Laws

       The consummation of the transactions contemplated hereby and the execution, delivery and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under the organizational documents of Borrower and Guarantor, any mortgage, deed of trust, lease, bank loan, credit agreement,

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

guaranty or other instrument or violate any Governmental Requirements, to which Borrower or Guarantor is a party, or by which Borrower or Guarantor may be bound or affected.

4.3    No Litigation or Defaults

       There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened, in writing, against or affecting Borrower, Guarantor or the Approved Assets, in which an adverse result would have a material adverse effect upon Borrower, Guarantor or the Approved Assets, except as listed on
Schedule 4.3 attached hereto and hereby made a part hereof, or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity; and, to the best knowledge of Borrower and Guarantor, neither Borrower nor Guarantor is in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Borrower or Guarantor.

4.4    Financial and Other Information

       The financial statements of, and other financial and cash flow information for, Borrower and Guarantor on a consolidated basis previously or hereafter delivered to Agent fairly and accurately present, or will, in all material respects, fairly and accurately present, the financial condition of Borrower and Guarantor on a consolidated basis as of the dates of such statements and information, and the cash flows of Borrower and Guarantor for the periods covered by such information, and neither this Agreement nor any document, financial statement, financial, cash flow or credit information, certificate or statement referred to herein or furnished to Agent by Borrower and Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact, or is or will be misleading in any material respect.

4.5    No Defaults under Loan Documents or Other Agreements

       There is no default or Event of Default on the part of Borrower under the Loan Documents and neither Borrower nor Guarantor is in default beyond applicable notice, grace or cure periods under any instrument or agreement under and subject to which any recourse indebtedness in excess of $100,000.00 in the aggregate or any nonrecourse indebtedness in excess of $10,000,000.00 in the aggregate for borrowed money has been issued or is secured.

4.6    Fiscal Years

       The fiscal year of Borrower and Guarantor ends on December 31.

4.7    Guarantor

       Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business in the State of Maryland and to execute, deliver and perform the Guaranty and the other Loan Documents to which it is or will be a party, and all actions required to authorize the execution, delivery and performance by it of the Guaranty and such other Loan Documents have been duly taken and are in full force and effect; and the Guaranty and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Guarantor so as to constitute the Guaranty and such other Loan Documents, when executed by Guarantor, to be the valid and binding obligations of Guarantor, enforceable in accordance with their terms.

4.8    No Brokers

       Borrower has not dealt with any brokers in connection with this Loan and no brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Advances. Neither Agent nor any Lender shall be responsible for the payment of any fees or commissions to any broker and Borrower shall indemnify, defend and hold Agent and Lenders harmless from and against any claims, liabilities, obligations, damages, costs and expenses (including attorneys' fees and disbursements) made against or incurred by Agent and Lenders as a result of claims made by any broker or person claiming by, through or under Borrower, Guarantor or their affiliates in connection with the Loan.

4.9    No Violation of Usury Laws

       The undersigned represents and warrants that the Loan and this Note are made exclusively for business purposes in connection with holding, developing, and managing real estate for profit, within the meaning and intent of Maryland Code Annotated, Commercial Law Section 12-103(e), as amended, and that none of the proceeds of the Loan or the Note will be used for personal, family or household purposes of any person.

4.10   Subsidiaries

       Except for Saul Subsidiary I Limited Partnership, Saul Subsidiary II Limited Partnership, Guarantor, Saul QRS, Inc. and Avenel VI, Inc., there are no entities which are required under GAAP to be consolidated with Borrower for financial reporting purposes, except as otherwise disclosed to Agent in writing from time to time.

4.11   Miscellaneous

       Borrower is not

       A. Engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board), and the value of all margin stock owned by Borrower does not constitute more than twenty-five percent (25%) of the value of the assets of Borrower. No portion of any Advance is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board, 12 C.F.R. Parts 221 and 224.

       B. An "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

       C. A "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.12   REIT Status

       Guarantor has not taken any action that would prevent it from maintaining its existence as a qualified real estate investment trust within the meaning of the Internal Revenue Code or from maintaining such qualification at all times during the term of the Revolving Commitment and for so long as any Letter of Credit remains outstanding.

4.13   Title to Properties

       The Borrower has good title as of the Closing Date to the Approved Assets (with respect to Approved Assets designated as such on the Closing Date, as identified on Exhibit E hereto) or the date of designation as an Approved Asset (with respect to Approved Assets acquired and/or designated as such after the Closing Date), and in each case to the best of its knowledge thereafter; the Borrower or Guarantor holds good and clear record and marketable fee simple title thereto, subject to no mortgages, conditional sales agreements, title retention agreements, liens or, except as otherwise set forth in the title reports delivered by Borrower, encumbrances.

4.14 Representation as to Environmental Matters. Borrower hereby represents and warrants that as of the date hereof, no Disqualifying Environmental Event, release or, to Borrower's knowledge, threatened release of Hazardous Substances, violation of Environmental Laws or similar environmental event with respect to any Approved Asset that could become a Disqualifying Environmental Event has occurred with respect to the Approved Assets which remains uncured.

THE WARRANTIES AND REPRESENTATIONS IN THIS ARTICLE IV, AND ANY ADDITIONAL REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND IN THE OTHER LOAN DOCUMENTS, SHALL BE DEEMED TO HAVE BEEN RENEWED AND RESTATED BY BORROWER AND GUARANTOR AT THE TIME OF EACH REQUEST BY BORROWER FOR AN ADVANCE.

                                   ARTICLE V.
                              COVENANTS OF BORROWER

       While this Agreement is in effect, and until Agent and Lenders have been paid in full the principal of and interest on all Advances made by Lenders hereunder and all other amounts payable hereunder and under the other Loan Documents and so long as any Letter of Credit is outstanding:

5.1    Paying Costs of Loan

       Borrower shall pay all reasonable costs and expenses of Agent and all costs and expenses of Borrower in connection with each Approved Asset and the Loan, the preparation and review of the Loan Documents and the evaluation, making, closing, funding, administration, transfer and/or repayment of the Loan and the review of Unencumbered Assets, including but not limited to the attorneys' fees, consultants' fees, administration fees, and all other costs and expenses payable to third parties incurred by Agent or Borrower in connection with the Loan. Such costs and expenses shall be so paid by Borrower whether or not the Loan is fully advanced.

5.2    Maintenance of Ownership Structure

       B.F. Saul II or B.F. Saul III, members of their respective families and trusts for the benefit of any of the same and companies or other entities controlled directly or indirectly, by any of the same, shall at all times own, directly or indirectly, at least thirty percent (30%), in the aggregate, of (x) the limited partnership units of Borrower, and (y) the common stock of Guarantor on a fully diluted basis.

5.3    Keeping of Records

       Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to each Approved Asset in a manner reasonably acceptable to Agent. Borrower will permit representatives of Agent to have free access to and to inspect and copy all books, records and contracts of Borrower relating to each Approved Asset, and will permit representatives of Agent to have free access to and to inspect and copy all other books, records and contracts of Borrower at all reasonable times and upon reasonable prior notice to Borrower. Any such inspection shall be for the sole benefit and protection of Agent, and neither Agent nor any Lender shall have any obligation to disclose the results thereof to Borrower or to any third party.

5.4    Providing Financial Information

       Borrower shall furnish to Agent such financial information concerning Borrower and Guarantor, and Borrower's and Guarantor's other assets and investments, as Agent may reasonably request, and shall furnish to Agent, at Borrower's sole cost and expense the following:

       A. Fiscal Year. Not later than one hundred ten (110) days after the end of each fiscal year, a consolidated balance sheet, a consolidated statement of profit and loss and consolidated statement of cash flows, as of the end of such fiscal year, for the Borrower and Guarantor, on a consolidated basis certified by independent accountants satisfactory to Agent as being complete and correct and fairly presenting the financial condition and results of operations as of the end of such year and for that fiscal year for Borrower and Guarantor together with a statement from the chief financial officer for Borrower and the Guarantor, in the forms attached hereto as Exhibits B-4 and B-5.

     B. Fiscal Quarter.

        (i) Not later than forty five (45) days after the end of each fiscal quarter, ending March 31, June 30 and September 30, a balance sheet, statement of profit and loss and statement of cash flows for such fiscal quarter, for the Guarantor and its consolidated subsidiaries, to be prepared on an accrual basis and certified as complete and correct by the chief financial officer of such entities; and

        (ii) Not later than forty five (45) days after the end of each fiscal quarter, a statement from the chief financial officer for the Borrower and the Guarantor, in the forms attached hereto as Exhibits B-4 and B-5, together with documentation showing all calculations necessary to support such statement.

     C. Copies of all 8Ks, 10Ks and 10Qs filed with the U.S. Securities and Exchange Commission, the Maryland State Securities Commission, and any other state regulators regarding the Guarantor, which shall be delivered to Agent as and when filed or distributed; and

     D. Not later than sixty (60) days after the end of each fiscal year, a copy of the pro forma operating and capital budgets for each of the Approved Assets for the succeeding fiscal year, which Budget shall be in form satisfactory to the Agent, in its reasonable discretion.

     E. Not later than forty-five (45) days after the end of each fiscal quarter, a copy of the rent roll for each of the Approved Assets as of the end of such quarter in form satisfactory to the Agent, and a tenant lease expiration summary, each certified as being true, correct and complete by the chief financial officer of the Borrower.

     F. Such other statements or reports as the Lenders may through Agent reasonably request in form and detail satisfactory to such Lenders.

All such financial statements shall be in reasonable detail, shall be prepared in general accordance with GAAP (except that assets may be valued based on market value), or in accordance with another accounting method acceptable to Agent, and shall be certified as true, correct and complete by Borrower (by its chief financial officer) or Guarantor. In addition, Borrower shall permit Agent and each Lender to examine all of Borrower's and Guarantor's books and records pertaining thereto.

5.5  Maintaining Insurance Coverage

     Borrower shall, at all times until Agent and Lenders have been fully repaid all indebtedness evidenced by the Note, maintain, or cause to be maintained, in effect, adequate insurance with respect to each Approved Asset, including casualty insurance on a 100% replacement cost basis.

5.6 Transferring, Conveying or Encumbering Approved Assets; Payment of Impositions and Liens; Maintenance of Existence

     Borrower shall not voluntarily or involuntarily agree to, cause, suffer or permit (A) any sale, transfer or conveyance of any interest of Borrower, legal or equitable, in any Approved Asset or any part or portion thereof; or (B) any mortgage, pledge, encumbrance or lien to be imposed or remain outstanding against any Approved Asset, or any security interest to exist therein (hereinafter each called an "Encumbrance"), except as created by the Loan Documents (if any). In the event that any Encumbrance arises against any Approved Asset, Borrower shall give written notice thereof to Agent within five
(5) days after the imposition of such Encumbrance. Agent shall thereupon recalculate Loan Availability taking into account such Encumbrance. If necessary, Borrower shall make a payment as required pursuant to Section 2.B.3 if Loan Availability is then less than Total Revolving Outstandings.

     Borrower shall, before any penalty or interest attaches thereto because of delinquency in payment, pay and discharge, or cause to be paid and discharged, all taxes, assessments, levies and governmental charges imposed upon or against each Approved Asset or upon or against the Note or the indebtedness evidenced hereby (hereinafter referred to as "Impositions"). In the event any Impositions are payable in installments, Borrower shall have the right to pay the same in such installments, even though such Impositions then bear interest, so long as Borrower pays each such installment prior to delinquency. Borrower shall not suffer to exist and shall promptly pay and discharge any mechanic's, statutory or other lien or Encumbrance on the Approved Asset or any part thereof (hereinafter collectively referred to as "Liens"). In the event that any Imposition or Lien arises against any Approved Asset, Borrower shall give written notice thereof to Agent within five (5) days after the occurrence of such Imposition or Lien. Agent shall thereupon recalculate Loan Availability taking into account such Imposition or Lien. If necessary, Borrower shall make a payment as required pursuant to Section 2.B.3 if Loan Availability is then less than Total Revolving Outstandings.

     Borrower shall maintain its existence as a duly organized and qualified limited partnership, in good standing under the laws of the state of its formation and the laws of each state in which any Approved Asset is located, and neither Borrower nor Guarantor shall be dissolved, merged, wound-up or terminated. Borrower shall cause Guarantor at all times to (x) maintain its existence as a qualified real estate investment trust (a "REIT") within the meaning of the Internal Revenue Code and not to take any action which could lead to its disqualification as a REIT, (y) except with the prior written consent of Agent, not to be unreasonably withheld, cause its shares to be listed and admitted to trading on the New York Stock Exchange or a successor stock exchange and (z) maintain its existence as a Maryland corporation. Within thirty (30) days after request by Agent from time to time, Guarantor shall provide evidence that Guarantor continues to qualify as a REIT.

5.7  Complying with the Loan Documents, Contracts and Laws

     Borrower shall cause all of the representations, warranties and covenants herein to remain true and correct during the term of the Loan, shall comply with and perform all of its agreements and obligations under the Loan Documents, and shall comply with all requests by Agent which are consistent with the terms thereof. Borrower shall promptly provide Agent with copies of any notices of default or deficiency received from any creditor under loans with a principal balance in excess of $100,000.00 and shall promptly cure the same. Borrower shall comply in all material respects with all applicable laws, rules, regulations, orders and directions of any governmental authority having jurisdiction over it or its business.

5.8  Financial Covenants

     Borrower hereby covenants and agrees that so long as the Revolving Commitment remains outstanding, as of the end of each fiscal quarter and on each Calculation Date:

     A. Minimum Equity Value. Borrower shall have Minimum Equity Value of not less than the sum of $250,000,000.00 plus ninety percent (90%) of Net Equity Proceeds.

     B. Portfolio Loan to Value. The ratio of Total Adjusted Outstanding Indebtedness to Capitalization Value does not exceed sixty percent (60%).

     C. Interest Expense Coverage. The ratio of Adjusted EBITDA to Interest Expense is not less than 2.10 to 1.

     D. Debt Service Coverage. The ratio of Adjusted EBITDA to Debt Service is not less than 1.60 to 1.

     E. Minimum Fixed Rate Debt. Not less than sixty percent (60%) of Total Adjusted Committed Indebtedness (other than the Loan, with respect to which only the principal outstanding on the date of calculation shall be included) shall
(x) accrue interest at a fixed rate of interest and (y) have an initial term of not less than five (5) years. Absent Majority Lenders' prior written approval, the Revolving Commitment shall constitute the only unsecured indebtedness incurred by Borrower. In addition, Borrower hereby agrees that to the extent Borrower would like to incur secured indebtedness accruing interest at a floating rate of interest from time to time, Borrower shall provide prior written notice to Agent. In the event that at any time Borrower intends to receive advances under indebtedness accruing interest at a floating rate of interest (including the Revolving Commitment), which advances aggregate in excess of $125,000,000.00, then Borrower shall provide prior written notice thereof to Agent and Agent may thereupon require that the Borrower make interest rate protection arrangements satisfactory to Borrower and Agent with respect to all advances of floating rate indebtedness (including the Revolving Commitment) exceeding in the aggregate $125,000,000.00. The Borrower shall thereafter maintain such arrangements in full force and effect, and shall not, without the approval of the Majority Lenders, modify, terminate, or transfer such arrangements.

     F. Payout Ratio. Distributions shall not exceed ninety percent (90%) of Funds from Operations with respect to the Borrower and the Guarantor on a consolidated basis (or, if greater, the amount required to be distributed under Section 857(a) of the Code).

5.9  Miscellaneous

     Borrower shall also:

     A. Maintain its qualification to transact business in its state of organization, in each state in which an Approved Asset is located, and in each jurisdiction where failure so to qualify would permanently preclude Borrower from enforcing its rights with respect to any material asset or would expose Borrower to any material liability.

     B. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it and all claims or demands of any kind which, if unpaid, might result in the creation of a lien upon its property.

     C. Give prompt written notice to Agent of (i) the breach of any representation, warranty or covenant contained in this Agreement or in any of the Loan Documents (which notice shall be accompanied by a certificate from Borrower in the form of Exhibit B-8 attached hereto); (ii) the creation of any Encumbrance, Lien or Imposition in excess of $50,000.00 against any Approved Asset; (iii) the occurrence of any Capital Event (which notice shall be accompanied by a certificate from Borrower in the form of Exhibit B-6 attached hereto) and any release or threatened release of Hazardous Substances, any violation of Environmental Laws or similar environmental event with respect to a Real Estate Asset that could become a Disqualifying Environmental Event; and
(iv) the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting Borrower or Guarantor or any property of Borrower or Guarantor or to which Borrower or Guarantor is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Borrower or Guarantor or on the ability of any of them to perform its respective obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding. The Borrower will and will cause the Guarantor to give notice to the Agent in form and detail reasonably satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower the Guarantor in an amount in excess of $100,000.

     D. Maintain, preserve, protect and keep the Real Estate Assets in good repair, working order and condition and make all necessary and proper repairs, renewals and replacements, normal wear and tear excepted. Borrower further covenants and agrees to continue to operate its business in substantially the same fashion as currently in effect, including, without limitation, acquiring Real Estate Assets of the same quality as the Real Estate Assets currently owned by Borrower and operating and maintaining such Real Estate Assets in substantially the same manner and with the same standard of care and quality as is currently employed by Borrower.

     E. Within thirty (30) days of any entity becoming a Subsidiary of Borrower, Borrower shall deliver to Agent each of the following in form and substance satisfactory to the Agent: (a) a Guaranty executed by such Subsidiary, pursuant to which the Subsidiary guaranties the full and prompt payment and performance of all of the Obligations of

Borrower under the Loan and (b) the items listed in Sections 2.B.1.C through G with respect to such Subsidiary; provided, however, if such Subsidiary is expressly prohibited from becoming a guarantor of the Loan pursuant to a written agreement with a third party financial institution making a loan to such Subsidiary (the "Third Party Loan"), then, such Subsidiary shall not be required to enter into a Guaranty of the Loan until such time as the Third Party Loan has been repaid in full or the documents evidencing such Third Party Loan no longer contain such a restriction.

5.10  Covenants relating to Environmental Law.

      Borrower covenants and agrees as follows:

      A. Except for substances of a quantity normally used for maintenance or operation of a commercial office building or retail shopping center, as applicable, which are used, stored and disposed of in accordance with all applicable Environmental Laws (as hereinafter defined), Borrower shall not place, store, locate, generate, produce, create, process, treat, handle, transport, incorporate, discharge, emit, spill, release, deposit or dispose of any Hazardous Substance (as hereinafter defined) in, upon, under, over or from the Approved Assets, and shall not permit any Hazardous Substance to be placed, stored, located, generated, produced, created, processed, treated, handled, transported, incorporated, discharged, emitted, spilled, released, deposited, disposed of or to escape therein, thereupon, thereunder, thereover or therefrom. Borrower shall cause all Hazardous Substances found on or under the Approved Assets to be properly removed therefrom and properly disposed of at Borrower's sole cost and expense in accordance with all applicable Environmental Laws. Borrower shall not install or permit to be installed any underground storage tank therein or thereunder, and shall comply with all Environmental Laws which are applicable to the Approved Assets. At any time, and from time to time, in the event Agent determines, in its sole discretion, that there may be an issue with respect to Hazardous Substances or compliance with Environmental Laws with respect to the Approved Assets or if an Event of Default exists hereunder, if Agent so requests, Borrower shall provide to Agent an environmental review, audit, assessment and/or report relating to the Approved Assets, at Borrower's sole cost and expense, by an engineer or scientist acceptable to Agent.

      B. Borrower shall comply with all Accessibility Regulations which are applicable to the Approved Assets.

      C. Borrower shall, promptly after obtaining knowledge thereof, advise Agent in wri4ting of (i) any activity in violation of any applicable Environmental Law relating to the Approved Assets, (ii) any governmental or regulatory actions (including, without limitation, information requests) instituted or threatened in writing under any Environmental Law or any Accessibility Regulation affecting the Approved Assets, including, without limitation, any notice of inspection, abatement, noncompliance or potential liability, (iii) all claims made or threatened in writing by any third party against Borrower or the Approved Assets relating to any Hazardous Substance or a violation of any Environmental Law or any Accessibility Regulation and (iv) discovery by Borrower of any occurrence or condition on or under the Approved Assets or on or under any real property adjoining or in the vicinity of the Approved Assets which could subject Borrower, Agent, the Lenders or the Approved Assets to a claim under any Environmental Law or Accessibility Regulation or to any restrictions on ownership, occupancy, transferability or use of the Approved Assets under any Environmental Law or Accessibility Regulation. Borrower shall promptly deliver to Agent copies of all orders, notices, permits, applications, or other communications and reports, and of such other documentation or records as Agent may reasonably request, relating to any such activity, Environmental Law, Accessibility Regulation, violations, actions, claims, discovery or event which Borrower receives or which are susceptible of being obtained by Borrower without undue cost or expense and without the necessity for initiating legal proceedings to obtain the same.

     D. If Borrower or any other person undertakes any investigation or corrective action, including, without limitation, any response, removal, detoxification or other remedial action, pursuant to any requirement of any Environmental Law or Accessibility Regulation, Borrower shall obtain and deliver to Agent a written report, in form and substance acceptable to Agent, from a consultant acceptable to Agent, stating that all required action has been properly taken and that, upon completion of said action, the Approved Assets is in compliance with such Environmental Law and/or Accessibility Regulation.

                                   ARTICLE VI.
                                    DEFAULTS

6.1  Events of Default

     Each of the following events shall constitute an Event of Default under this Agreement:

     A. Borrower shall default in the payment of principal due according to the terms hereof or of the Note and shall fail to cure said default within five (5) days after the due date thereof, provided, however, in no event shall such grace period apply with respect to payments due on the Termination Date;

     B. Borrower shall default in the payment of interest on Advances made by Lenders, or in the payment of any fees, including any Letter of Credit Fee, or any other amounts payable hereunder, under the Note or under any of the other Loan Documents and shall fail to cure said default within five (5) days after the due date thereof;

     C. Borrower shall default in the performance of or fail to observe any of the covenants contained in Section 5.8 of this Agreement and such default, if curable, as determined by Agent, is not cured within ten (10) days;

     D. Borrower shall default in the performance or observance of any other agreement, covenant or condition required to be performed or observed by Borrower under the terms of this Agreement or the Loan Documents, which default, if curable, is not cured within thirty (30) days after Agent gives Borrower written notice thereof other than a default under Section 5.10 hereof or any other event, circumstance or omission as to which another notice and/or cure period is provided for hereunder or which otherwise is separately addressed in this Section 6.1.

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

     E. Borrower shall default in the performance of any covenant contained in
Section 5.10 hereof which is not cured within sixty (60) days; provided, however, in the event that such breach is susceptible of cure but is not cured within said sixty (60) days, so long as Borrower is diligently and continuously pursuing such cure, as evidenced to Agent's reasonable satisfaction, Agent shall permit Borrower an additional one hundred twenty (120) days to effectuate such cure;

     F. Any representation or warranty made by Borrower or Guarantor in this Agreement or in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loan, shall be untrue or incomplete in any material respect;

     G. Any other event or occurrence herein expressly stated to be an Event of Default occurs or exists;

     H. Any Loan Document is not in full force and effect or a default has occurred and is continuing thereunder after giving effect to any cure or grace period in any such document;

     I. Any mortgaging, conveyance or other voluntary transfer or encumbrance of any of the Approved Assets or any portion thereof occurs without the prior consent of Agent; provided, however, (i) no such consent shall be required for any conveyance, transfer or encumbrance of any Approved Acquisition as to which a portion of the Acquisition Sublimit remains outstanding if the full amount of such Advance under the Acquisition Sublimit shall be repaid at or before the time of such conveyance, transfer or encumbrance, and (ii) the prior written consent of all Lenders shall be required with respect to any mortgaging, conveyance or other voluntary transfer or encumbrance of any of the Major Assets or any portion thereof;

     J. Borrower or Guarantor shall commit an act of bankruptcy, shall file a voluntary petition in a bankruptcy, reorganization, composition, readjustment, arrangement, insolvency, liquidation, dissolution or similar proceeding under any present or future statute, law or regulation, shall consent to voluntary or involuntary adjudication in bankruptcy or to reorganization, or shall be adjudicated bankrupt or insolvent under any applicable law or laws pursuant to a voluntary proceeding, or admits, in writing, to having become insolvent or to be unable to pay its debts as they become due, or becomes unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors, or is dissolved, liquidated, terminated or merged, or if it applies for, or if it consents to, the appointment of a trustee, custodian or receiver for it or a substantial portion of its assets.

     K. A custodian, trustee or receiver is appointed for any portion of the assets of Borrower or Guarantor, or an involuntary petition in bankruptcy or insolvency is filed against Borrower or Guarantor and is not discharged within ninety (90) days after such appointment or filing;

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

     L. Borrower or Guarantor permits the attachment or judicial seizure of any of its assets with a value in excess of One Hundred Thousand and No/100ths Dollars ($100,000.00);

     M. Borrower or Guarantor shall be dissolved, liquidated, terminated or merged without Agent's prior written consent or Guarantor shall amend its articles of incorporation without the prior written consent of Agent (except as may be expressly required by law or regulation) or Guarantor shall fail to (x) maintain its existence as a qualified REIT within the meaning of the Internal Revenue Code, (y) except with the prior written consent of Agent, not to be unreasonably withheld, cause its shares to be listed and admitted to trading on the New York Stock Exchange or a successor stock exchange at any time or (z) maintain its existence as a Maryland corporation;

     N. Guarantor shall be terminated, dissolved, liquidated or wound-up, or shall contest, repudiate or purport to revoke the Guaranty, or the Guaranty for any reason (except pursuant to the express terms thereof) shall cease to be in full force and effect as to Guarantor or shall be judicially declared unenforceable or null and void;

     O. Any entity comprising the Borrower or Guarantor is enjoined, restrained or in any way prevented by any court order or judgment or if a notice of lien, levy, or assessment is filed of record with respect to all or any part of the Approved Assets by any governmental department, office or agency which could materially adversely affect the performance of the obligations of such parties hereunder or under the Loan Documents, or if any proceeding is filed or commenced seeking to enjoin, restrain or in any way prevent the foregoing parties from conducting all or a substantial part of their respective business affairs and failure to vacate, stay, dismiss, set aside or remedy any of the foregoing within sixty (60) days after the occurrence thereof.

     P. The default (after the expiration of any notice or cure periods) under any recourse indebtedness in excess of $100,000.00 in the aggregate or any nonrecourse indebtedness in excess of $10,000,000.00 in the aggregate of Borrower or Guarantor or the maturity of any recourse indebtedness in excess of $100,000.00 in the aggregate or any nonrecourse indebtedness in excess of $10,000,000.00 in the aggregate of Borrower or Guarantor (other than indebtedness under this Agreement) shall be accelerated, or Borrower or Guarantor shall fail to pay any such recourse indebtedness in excess of $100,000.00 in the aggregate or any nonrecourse indebtedness in excess of $10,000,000.00 in the aggregate, in each case when due (after the lapse of any applicable grace period) or, in the case of such indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness or any trustee or other person, party or entity acting on behalf of such holder to cause, such recourse indebtedness in excess of $100,000.00 in the aggregate or any nonrecourse indebtedness in excess of $10,000,000.00 in the aggregate to become due prior to its stated maturity or to realize upon any collateral given as security therefor.

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

     Q. There shall occur a material adverse change of any kind, financial or otherwise with respect to Borrower or Guarantor, as determined by Agent in its sole discretion.

     R. There shall occur any default (after the expiration of any notice or cure periods) under any other loans from one or more Lenders to Borrower or Guarantor;

6.2  Rights and Remedies

     Upon the occurrence of an Event of Default, unless such Event of Default is subsequently waived in writing by Agent on behalf of Lenders, Agent, acting on behalf of the Lenders, or Lenders, as the case may be, shall be entitled to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:

     A. Agent may make one (1) or more further Advances, without liability on the part of the Lenders to make any subsequent Advances.

     B. Agent may suspend the obligation of the Lenders to make Advances under this Agreement, without notice to Borrower.

     C. Subject to the provisions of Sections 2.A.9 and 2.A.10, Agent may terminate the obligation of the Lenders to make Advances under this Agreement, and declare the entire unpaid principal balance of the Advances made under this Agreement and all Reimbursement Obligations to be immediately due and payable, together with accrued and unpaid interest on such Advances, without notice to or demand on Borrower.

     D. Agent may terminate its obligation to issue, extend or renew Letters of Credit.

     E. Agent may exercise any or all remedies specified herein and/or in the other Loan Documents, and/or any other remedies available at law, in equity or under statute.

     F. Agent may take action on behalf of Borrower to correct the circumstances which are the subject of the Event of Default, which action shall not be deemed to cure the Event of Default.

     G. Borrower hereby irrevocably authorizes Lenders to set off any sum due to or incurred by Lenders against all deposits and credits of Borrower with, and any and all claims of Borrower against, Lenders. Such right shall exist whether or not Agent shall have made any demand hereunder or under any other Loan Document, whether or not said sums, or any part thereof, or deposits and credits held for the account of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Agent. Agent agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, Agent shall notify Borrower of the exercise of such setoff right; provided, however, that the failure of Agent to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on Lenders to all rights of banker's lien, setoff and counterclaim available pursuant to law.

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

                                  ARTICLE VII.
                                  MISCELLANEOUS

7.1  Binding Effect; Waivers; Cumulative Rights and Remedies

     The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns, subject to the provisions of Section 5.6; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Agent (it being agreed that the prior written consent of all Lenders shall be required if Borrower desires to assign this Agreement). No delay on the part of Agent or Lenders in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Agent and Lenders specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Agent would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Agent's rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.

7.2  Survival

     All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Advances by Lenders, and the execution of the other Loan Documents, and shall continue until Lenders receive payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents and for so long as any Letter of Credit remains outstanding.

7.3  Governing Law; Waiver of Jury Trial

     THIS AGREEMENT, THE RIGHTS OF THE PARTIES HEREUNDER, AND THE CONSTRUCTION, INTERPRETATION, VALIDITY AND ENFORCEABILITY HEREOF AND OF ALL OF THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES RELATING TO NATIONAL BANKS. BORROWER, AGENT AND LENDERS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THE LOAN, THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. AT THE OPTION OF LENDERS, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN THE STATE OF MARYLAND OR MARYLAND STATE COURT; AND BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IN THE EVENT BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE

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

RELATIONSHIP CREATED BY THIS AGREEMENT, AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

7.4  Counterparts

     This Agreement may be executed in any number of counterparts, all of which shall constitute a single agreement.

7.5  Notices

     Any notice required or permitted to be given by either Borrower to Agent on behalf of the Banks or by Agent on behalf of the Banks to Borrower under the terms of this Agreement, or documents related hereto, shall be in writing and shall be sent by manual delivery, telegram, facsimile transmission, overnight courier, or United States registered or certified mail, return receipt requested (postage prepaid), addressed to such party at the address specified on the signature page hereof, or at such other address in the United States of America as such party shall have specified to the other party hereto in writing, at least ten (10) days prior to the effective date of said change of address. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four (4) days after the date of mailing if so mailed; provided, however, that any notice to Lenders designating, continuing or converting any Advance as or into a LIBOR Rate Advance shall be deemed to have been given upon telephonic notice from Borrower to Agent, as more particularly set forth herein.

7.6  No Third Party Reliance

     No third party shall be entitled to rely upon this Agreement or to have any of the benefits of any Lender's interest hereunder, unless such third party is an express assignee of all or a portion of Lenders' interest hereunder.

7.7  [Intentionally Omitted.]

7.8  Time of the Essence

     Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

7.9  Entire Agreement; No Oral Modifications

     This Agreement, the Guaranty, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements between them with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

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

7.10 Captions

     The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

7.11 Borrower-Lender Relationship

     The relationship between Borrower, Agent and Lenders created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Agent or any Lender be deemed to be a partner of, or a joint venturer with, Borrower.

7.12 Rules of Interpretation

     In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated, the word "from" means "from and including" and the word "to" or "until" each means "to but excluding". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Subsections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or" where permitted by the context.

7.13 Expenses

     Borrower agrees to pay (a) the costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Agent's outside counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, the costs incurred by the Agent in connection with its inspection of the Unencumbered Assets, and the fees and disbursements of the Agent's counsel in preparing the documentation, (d) [intentionally omitted], (e) all expenses (including attorneys' fees and costs, which attorneys may be employees of any Lender or the Agent, and the fees and costs of appraisers, engineers, investment bankers, surveyors or other experts retained by the Lender or Agent in connection with any such enforcement proceedings) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or any Guarantor or the administration thereof after the occurrence and during the continuance of an Event of Default (including, without limitation, expenses incurred in any restructuring and/or "workout" of the Loan), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's or the Agent's relationship with the Borrower or any of its Subsidiaries or any Guarantor, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with title searches, and (g) all costs incurred by the Agent in the future in connection with its inspection(s) of the Unencumbered Assets. The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Note.

                                  ARTICLE VIII.
                                AGENCY PROVISIONS

8.1  Agency.

     A. Appointment and Authorization. Each Lender hereby appoints and authorizes Agent to act as sole agent under this Agreement and the other Loan Documents, authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In furtherance thereof, Lenders hereby ratify the execution and delivery by Agent of this Agreement, the acceptance by Agent of all of the other Loan Documents and the terms and conditions of the Loan Documents. The Agent hereby accepts such appointment. Agent shall exercise all rights and powers of Agent under this Agreement, including the administration of the Loan and disbursement of Advances, except as otherwise expressly provided in this Agreement. The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders.

     B.   Non-Liability of Agent and Indemnity.

          (1) Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall administer the Loan in accordance with the terms and conditions of this Agreement in the same manner as it customarily does for similar loans for its own account. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any Loan Document except as expressly set forth herein or therein. Neither Agent nor any of its respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by them under or in connection with this Agreement or under any of the other Loan Documents other than Agent's gross negligence and willful misconduct. In this regard, Agent may consult with independent legal counsel, accountants and other professionals or experts selected by it, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, accountants or other professionals or experts. In the absence of gross negligence or willful misconduct, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement,

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

and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

          (2) In the event the Agent is not reimbursed and indemnified by the Borrower, within ten (10) Business Days of demand therefor by Agent, each Lender will reimburse and indemnify the Agent, and its directors, officers, agents and employees, in proportion to its respective Commitment Percentage of the Loan, for and against any claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent, or its directors, officers, agents, or employees in performing its duties hereunder or under any Loan Document; provided, however, that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 8.1.B(2) shall survive the payment in full of all obligations of Borrower and the termination of this Agreement.

8.2  Resignation of Agent; Removal.

     A. U.S. Bank National Association or any successor agent may resign as Agent at any time by written notice delivered to the Borrower and the Lenders (if any). Such resignation shall be effective upon the earlier to occur of thirty (30) days following such notice or a successor's acceptance of appointment as the Agent. In addition, in the event of Agent's gross negligence or willful misconduct (as determined by all Lenders) or for cause duly shown (as determined by the Majority Lenders), Agent may be removed by giving thirty (30) days prior written notice to Agent and Borrower; provided, however, for purposes of calculating such approval in this context, Agent shall be deemed a Defaulting Lender and its Commitment Percentage shall therefore be disregarded and excluded for voting purposes only.

     B. In the case of any of the events described in Section 8.2.A, (A) the Majority Lenders shall appoint a successor Agent from among the Lenders so long as such successor meets the requirements described in Sections 8.8.A(2) and 8.8.A(3) hereof; provided, however, that the resigning Agent shall be entitled to appoint a successor agent who, so long as no Event of Default exists hereunder, has been approved by Borrower, which approval shall not be unreasonably withheld, conditioned or delayed, and who meets the requirements of Sections 8.8.A(2) and 8.8.A(3) as Agent, if the Majority Lenders have not appointed a successor within thirty (30) days after the date the resigning Agent gave notice of resignation; (B) upon a successor's acceptance of appointment (and assumption of the Agent's obligations hereunder arising after the date of such appointment), the successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent; (C) upon the effectiveness of any resignation or removal, the resigning or removed Agent will thereupon be discharged from the duties and obligations of Agent which thereafter arise under the Credit Agreement; and (D) any resigning Agent shall have the benefit of any indemnities provided in the Loan Documents and this Agreement.

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

8.3  Administration.

     A. Expenses. Each Lender shall reimburse the Agent for its Commitment Percentage of any expenses with respect to the administration, enforcement or collection of the Loan which are not reimbursed by the Borrower pursuant to and within the period required by the Loan Documents, or if not specified in the Loan Documents, promptly after the date of demand therefor made by the Agent, other than those resulting directly from Agent's gross negligence or willful misconduct. The Agent shall have the right, but not the obligation, to incur such expenditures prior to reimbursement therefor by the Lenders.

     B. Documents; Information; Inspection. Except for the Note executed in favor of each Lender and for Loan Documents sent for filing or recording (which are not returned following recording), Agent shall hold and maintain a duplicate set of all original Loan Documents. The Agent shall promptly deliver to each Lender a copy or counterpart of execution copy of each Loan Document. The Agent shall forward, within four (4) Business Days after receipt, to each Lender a copy of each financial statement of Borrower or rent roll or other financial statement for the Real Estate Assets received from Borrower. Upon request of any Lender, the Agent shall promptly forward to such Lender each financial statement of Borrower received by Agent. The Lenders may, upon reasonable prior notice and during the Agent's normal business hours, inspect and make copies of such books and records of Agent that relate to this Loan.

8.4  Actions by Agent; Required Consents.

     A. Except as specified below, Agent shall exercise its sole discretion to act or not to act under the Loan Documents and the appropriate action with respect thereto. Such discretion may be exercised with respect to the granting of approvals, consents, and modifications under the Loan Documents and with respect to the exercise or refraining from exercise of rights under the Loan Documents.

     B. Notwithstanding Section 8.4.A, the following matters shall require the prior consent of all of the Lenders:

          (1) any change (other than as currently contemplated in the Loan Documents) in the interest rate under the Loan;

          (2) any reduction in the amount of any payment of any fees other than fees paid solely to the Agent;

          (3) release of any guarantor;

          (4) any change (other than by operation of the Loan Documents) in the Maturity Date of the Loan or in the conditions for extension of the Maturity Date;

          (5) any release, termination, modification or amendment of any indemnity provided in the Loan Documents;

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

          (6) any forgiveness of principal, interest or other amounts payable under the Loan (other than late fees) or any extension of time for payment of principal or interest;

          (7)  any increase in the Revolving Commitment Amount or the Loan;

          (8)  any amendment to the covenants contained in Section 5.8 hereof;

          (9)  any amendment to this Section 8.4.B or Section 8.2; and

          (10) any change in the definition of "Majority Lenders."

     C. Notwithstanding Section 8.4.B, the prior consent of the Majority Lenders shall be required for the acceleration of any indebtedness under the Loan Documents, or the pursuit of remedies against the Borrower;

     D. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Loan shall have occurred, the Agent shall, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Lenders' rights against the Borrower under this Agreement and the other Loan Documents. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such enforcement, the Lenders (including any Lender which is not one of the Majority Lenders so directing the Agent in writing) hereby agreeing to ratably and severally indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

8.5  Payments.

     A. Interest Rates and Disbursement Matters. Lenders and Agent specifically agree to the following operational and administrative procedures as between themselves:

          (1) The Prime Rate (as established from time to time) shall in each instance be the rate established from time to time by Agent.

          (2) Agent shall notify each Lender by telephone or facsimile of the election by the Borrower (A) to apply the Loan Rate one (1) Business Day prior to the date on which the Loan Rate shall be effective and (B) to apply the LIBOR Rate two (2) Business Days prior to the date on which the LIBOR Rate shall be effective. Agent shall notify each Lender by telephone or facsimile of its Commitment Percentage of a proposed Advance of the Loan and the date of such disbursement two (2) Business Days prior to such disbursement with respect to disbursements which are to bear interest at the Loan Rate or the LIBOR Rate, such notice to be delivered by facsimile. All notices from Agent to the

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

Lenders shall also include: (i) the amount of such Advance requested by Borrower, (ii) the amount approved for advance by Agent, (iii) each Lender's Commitment Percentage of such proposed Advance, and (iv) the date such Advance is scheduled to be made to Borrower. Each Lender may request copies of any additional materials submitted to Agent by Borrower after Agent and the Lenders have made any Advance. Each Lender shall deposit by wire transfer of Immediately Available Funds to Agent's account as specified on Exhibit D hereto the amount of such Commitment Percentage no later than 11:00 a.m. (Central time) on the date of such disbursement.

          Unless Agent shall have been notified by any Lender not later than the close of business (Central time) on the Business Day immediately preceding the date for funding in respect of any Advance that such Lender does not intend to make available to Agent such Lender's Commitment Percentage of such Advance, Agent may assume that such Lender has made such amount available to Agent. In any case where a Lender does not for any reason make available to Agent such Lender's Commitment Percentage of such Advance, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender's Commitment Percentage of such Advance. If the amount so funded by Agent is not in fact made available to Agent by the responsible Lender, then such Lender hereby assigns to Agent any payments received by Agent from Borrower in repayment of such amount, together with interest thereon at the rate applicable to such Advance.

          (3) If any Lender fails to deliver funds to Agent for a disbursement by the time required by subsection (2) above, such Lender shall pay to Agent interest on such funds at the Federal Funds Rate, as announced by the Federal Reserve Bank of New York, for each day (or portion thereof) until such funds are delivered. Any interest paid pursuant to this section shall be divided among the Lenders which funded the applicable disbursement.

          (4) Agent shall wire transfer to each Lender at such Lender's account as designated on Exhibit D hereto its Commitment Percentage of any payments (to the extent payable pursuant to Section 8.5.B)) within one (1) Business Day of Agent's receipt of such payment. Agent shall pay to the Lenders interest thereon, at the Federal Funds Rate from the Business Day following receipt of such funds by Agent until such funds are paid in Immediately Available Funds to the Lender.

          (5) Any Lender desiring to make a claim for costs or taxes payable by Borrower shall deliver a certificate to Agent setting forth the basis and calculation thereof and the Agent shall forward such certificate to the Borrower. Except as provided in the Loan Documents, each Lender shall be responsible for any taxes payable in respect of amounts paid hereunder. All payments made by Agent to Lenders shall be made without withholding for taxes, charges, or levies, except as may be required by law. Each Lender shall on demand from Agent provide completed and signed copies of certificates required to show exemption of such Lender from United States withholding taxes.

     B. Application of Recoveries. Lenders and Agent agree that all payments made and actually received by the Agent in respect of the Loan (from any person or source) shall be applied in the following order of priority (based on Commitment Percentages thereof):

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

          (1) to the reimbursement of any costs incurred by the Agent to administer, enforce, collect or deal with the Loan (including payments made pursuant to Sections 8.5.A(2) and (3) hereof (or to reimbursement of the Lenders to the extent such costs have been paid by the Lenders);

          (2) to the payment of all interest (including interest calculated at the Default Rate) due and payable on the Note;

          (3)  to the payment of fees payable under the Loan Documents; and

          (4)  to the payment of principal of the Note.

     C. Excess Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its interest in the Loan in excess of its Commitment Percentage in the Loan, such Lender will pay the excess to Agent and Agent shall pay to the other Lenders their respective proportionate share thereof; provided, however, that if all or any portion of such excess payment is thereafter recovered by the Borrower or other party entitled thereto through legal action or otherwise, each Lender shall reimburse the party returning such excess payment in an amount equal to such Lender's Commitment Percentage of the excess payment.

     D. Liability for Advances. If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders in accordance with their respective Commitment Percentages. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

8.6  Defaulting Lender.

     A. Defaults. If for any reason any Lender becomes a Defaulting Lender, then in addition to the rights and remedies that may be available to the Agent and the other Lenders at law and in equity, such Defaulting Lender's right to participate in the administration of the Loan and the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent, shall be suspended during the pendency of such failure or refusal. Borrower acknowledges and agrees that (a) the obligations of the Lenders under this Agreement are several, (b) no Lender is or will be obligated to lend Borrower more than the amount set forth in Schedule 1 hereto for such Lender, nor to fund any part of any advance except upon fulfillment of all applicable conditions precedent provided herein and in the other Loan Documents, (c) except to the extent expressly provided in this Agreement, Borrower shall have no recourse or claim against a non-defaulting Lender nor against Agent (so long as the same have otherwise complied with their obligations under this Agreement), for any deficiency or any liability, loss, damage or expense resulting from the default of a Defaulting Lender, and (d) the Commitment Percentage of the Revolving Commitment Amount of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an advance.

     B. Remedies. If for any reason the Defaulting Lender fails to make timely payment to any other party to this Agreement of any amount required to be paid to it hereunder, in addition to other rights and remedies which such other party may have under Section 8.6.A or otherwise, such other party shall be entitled
(1) to collect interest from the Defaulting Lender for the period from the date on which the payment was due until the date on which the payment is made for each day during such period at the Federal Funds Rate, (2) to withhold or set off, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Agreement,
(3) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest,
(4) to arrange for the purchase of the Commitment Percentage of the Defaulting Lender as provided in Section 8.6.D, and (5) to advance funds on behalf of the Defaulting Lender as provided in Section 8.6.E.

     C. Indemnity. The Defaulting Lender shall indemnify, defend, and hold Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities, and expense (including attorneys' fees) which they may actually sustain or incur by reason of or in consequence of the Defaulting Lender's failure or refusal to abide by the terms of this Agreement.

     D. Purchase Right. If a Lender becomes a Defaulting Lender, the other Lenders who are not Defaulting Lenders shall have the right, but not the obligation, in their sole discretion, to acquire (pro rata based on the Commitment Percentages of the Lenders exercising such right) all of such Defaulting Lender's right, title, and interest in and to the Loan. The purchase price shall be the principal and accrued interest allocable to the Defaulting Lender's Commitment Percentage of the Loan and shall be paid on the closing day of such purchase. On the date of closing of such purchase, the Defaulting Lender shall pay the Agent a processing fee of $3,500. The Defaulting Lender shall retain liability for all obligations in respect of the Loan and this Agreement arising prior to the date of transfer (but releasing Defaulting Lender's liability for all obligations in respect of the Loan and this Agreement arising from and after the date of transfer) and shall execute and deliver such documents as may be reasonably necessary to effect such transfer.

     E. Default Loans. If a Lender becomes a Defaulting Lender, the other Lenders may (pro rata based on the Commitment Percentages of the Lenders exercising such right), but are not obligated to, make advances to the Agent in the aggregate amount that the Defaulting Lender is obligated to advance under the Credit Agreement or this Agreement. Such advances shall be treated as loans made to the Defaulting Lender, shall bear interest at the Default Rate (payable on demand), shall be due and payable upon demand, and shall be paid prior to any payment being made to the Defaulting Lender.

     F. Cumulative Remedies and Survival. The exercise of the above remedies shall not reduce, diminish or liquidate the Defaulting Lender's obligation for the sharing of losses and reimbursement of costs, liabilities, and expenses under the Loan Documents and this Agreement. The obligations of the Defaulting Lender arising prior to any purchase pursuant to Section 8.6.D shall survive any such purchase.

8.7  Representations, Warranties and Acknowledgments.

     A. Authorization, etc. Each Lender represents and warrants, as of the date hereof, as follows:

          (1) Such Lender has all necessary corporate power and authority to own its interest in the Loan and the Loan Documents, and has all necessary corporate power and authority to perform its obligations with respect to this Agreement and the Loan Documents;

          (2) The execution and delivery of this Agreement and all other instruments and documents executed and delivered in connection therewith by such Lender have been duly authorized by all requisite corporate action of such Lender; and

          (3) No approval, authorization, order, license or consent of, or registration of filing with, any governmental authority or other person is required in connection with such Lender's execution and delivery of this Agreement by such Lender.

     B. Independent Decision. Each Lender agrees that it has, independently and without reliance upon any other party hereto, or upon the directors, officers, agents or employees of any other party hereto, but only in reliance upon information supplied to it by or on behalf of the Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement and the Loan Documents. Without limiting the foregoing, each Lender acknowledges that it has received copies of the Loan Documents and financial statements, certificates, instruments, documents, affidavits, resolutions and agreements as it deems necessary to make its credit analysis and decisions in respect of the Loan. Each Lender also agrees that it shall, independently and without reliance upon any other party hereto, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents. Except as specifically provided herein, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

     C. No Reliance. Each Lender hereby acknowledges that, except as specifically set forth herein, Agent (i) makes no warranty or representation to Lenders for any statements, warranties or representations (written or otherwise, express or implied) made in or in connection with the Loan Documents for the financial condition of the Borrower or for the title or the value of any of the collateral for the Loan, and (ii) shall not be responsible to the Lenders for any recitals, statements, representations or warranties herein or for the due execution, effectiveness, legality, validity, enforceability, genuineness, sufficiency, or collectibility of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Loan or the legality, validity, enforceability, genuineness, sufficiency, perfection or priority of any rights in all or any portion of the collateral for the Loan. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any Note shall have been duly authorized or is true, accurate and complete. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Borrower or Guarantor, or the existence or possible existence of any Event of Default or any default which, with the giving of notice, passage of time, or both, would become an Event of Default.

8.8 Assignments; Participation.


    A. Permitted Assignments. Any Lender may assign to any affiliate of such Lender all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such affiliate and the Borrower and to make such affiliate a Lender for all purposes hereunder; provided, however any Lender serving as Agent hereunder shall hold not less than $20,000,000.00 of the total commitment so long as there exists no Event of Default. Any Lender may assign to any entity which meets the following conditions ("Assignee Lender") all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such person and the Borrower and to make such person a Lender for all purposes hereunder:

        (1) The minimum portion of the total commitment which the assigning Lender may assign to an Assignee Lender (the "Assigned Interest") shall be Five Million and 00/100ths Dollars ($5,000,000.00).

        (2) An Assignee Lender (or its direct or indirect parent) shall be either (A) a commercial lender organized under the laws of the United States, or any state thereof, and having total assets in excess of Ten Billion Dollars ($10,000,000,000) or (B) a U.S. branch of a commercial bank organized under the laws of any other country which has total assets in excess of Ten Billion Dollars ($10,000,000,000) or (C) any other U.S. financial institution which has total assets in excess of Ten Billion Dollars ($10,000,000,000).

        (3) The senior unsecured debt of an Assignee Lender (or its direct or indirect parent) shall have a rating of Baa-2 or higher from Moody's Investors Service, Inc. or a comparable rating agency.

        (4) Such assignment shall have been approved by Agent and, so long as no Event of Default exists hereunder or under the other Loan Documents, by Borrower. Borrower shall notify Agent within five (5) Business Days after receipt of notice of such proposal to advise Agent of whether it approves the proposed assignee. If Borrower disapproves such assignee, then, unless Borrower provides a reasonable basis for withholding its consent to such proposed assignee, Agent shall notify all of the Lenders who shall thereupon have a right of first refusal, exercisable within ten (10) Business Days after receipt of Agent's notice, to elect to acquire, pro rata based upon the percentage which its respective Commitment Percentage bears to the aggregate Commitment Percentages of all Lenders electing to purchase the Assigned Interest. The closing of such assignment to the electing Lenders shall occur twenty (20) Business Days after Agent's notice. If none of the Lenders exercise their right to purchase, the assigning Lender may thereafter convey the Assigned Interest to the originally proposed assignee, notwithstanding that Borrower did not approve such proposed assignee. It shall not be deemed to be reasonable for the Borrower to withhold its consent if such proposed assignee meets the criteria outlined in Section 8.8(A)((2) and (3) hereof. No sub-assignments shall be permitted.

        (5) The Assignee Lender shall have paid to the Agent an administrative fee of $3,500.00 to process the admission of such Assignee Lender.

        (6) The Assignee Lender shall not be Borrower or any affiliates of Borrower.

   B. Assignment and Assumption. The Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee Lender (or to an affiliate of such Lender) until such time as (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee Lender (or such affiliate) shall have been given to the Borrower and Agent by the assigning Lender and the Assignee Lender (or such affiliate); (ii) the assigning Lender and the Assignee Lender (or such affiliate) shall have delivered to the Borrower and Agent an Assignment and Assumption Agreement in the form attached hereto as Exhibit C.

        Promptly following a request therefor, Borrower will execute and deliver to Agent an appropriate replacement promissory note or replacement promissory notes, in each case designated as such, in favor of each assignee (and assignor, if such assignor is retaining a portion of its Commitment Percentage and advances) reflecting such assignee's (and assignor's) Commitment Percentage of the Revolving Commitment Amount. Promptly following the execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Commitment Percentage of the Revolving Commitment Amount and advances being assigned shall be canceled and returned to Borrower.

   C. Notice by Agent. Promptly following receipt by Agent of an executed Assignment and Assumption Agreement, Agent shall give notice to the Borrower and to the Lenders of: (i) the effectiveness of the assignment by the assigning Lender to the Assignee Lender (or the affiliate of the Lender); and (ii) the revised percentages and maximum amounts of the Commitment Percentage of the Revolving Commitment Amount in effect as a result of such assignment.

   D. Adjustment of Shares. Immediately upon delivery of the Assignment and Assumption Agreement to Agent, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee Lender (or affiliate of the Lender) and the resulting adjustment of the Commitment Percentage arising therefrom. The Commitment Percentage of the Revolving Commitment Amount assigned to each Assignee Lender (or such affiliate) shall reduce the Commitment Percentage of the Revolving Commitment Amount of the assigning Lender by a like amount.

   E. Rights of Assignee. From and after the date upon which Agent notifies the assigning Lender that it has received an executed Assignment and Assumption
Agreement: (1) the Assignee Lender (or the Lender's affiliate) thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, shall have the rights and obligations of a Lender under this Agreement; and (2) the assigning Lender shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under this Agreement.

   F. Assignee's Agreements. By executing and delivering an Assignment and Assumption Agreement, the Assignee Lender (or the Lender's affiliate) thereunder confirms and agrees as follows: (1) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Note or any other instrument or document furnished pursuant to the Loan; (2) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other parties or the performance or observance by the Borrower of any of its Obligations; (3) the Assignee Lender (or such affiliate) has received a copy of this Agreement, together with such other documents and information as the Assignee Lender (or such affiliate) has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption Agreement; (4) the Assignee Lender (or such affiliate) will, independently and without reliance upon Agent, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) the Assignee Lender (or such affiliate) hereby appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents and this Agreement as are delegated to Agent thereunder and hereunder, together with such powers as are reasonably incidental thereto; and
(6) the Assignee Lender (or such affiliate) agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and confirms the representations and warranties of the assigning Lender under this Agreement.

8.9 Other Business. The Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other considerations from the Borrower or any such affiliate for services in connection with this Agreement and otherwise without having to account for the same to the other parties hereto.

8.10 Consents. If the Agent requests in writing the consent or approval from the Lenders and any Lender does not respond to such request within seven (7) Business Days

(or such other period as may be provided herein), such Lender shall be deemed to have given such consent or approval.

8.11 Agent as Lender. In its individual capacity as a Lender, U.S. Bank National Association shall have the same obligations and the same rights, powers and privileges in respect to its Commitment Percentage and the Advances made by it, and as the holder of a Note as it would have were it not also the Agent.

8.12 Notification of Defaults and Events of Default. Agent and each Lender hereby agree that, upon learning of the existence of a default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the other parties to this Agreement (other than Borrower) thereof. The Agent hereby agrees that upon receipt of any notice under this provision it shall promptly notify the other Lenders of the existence of such default or Event of Default. Agent shall provide to Lenders copies of any notice of a default or an Event of Default which Agent delivers to Borrower.

8.13 No Reliance by Borrower. The provisions of this Article VIII are for the benefit of Agent, the Lenders, and other than the portions of Section 8.8 that pertain specifically to Borrower, Borrower shall have no right to rely on or enforce any of the provisions hereof; provided, however, the foregoing shall in no way limit Borrower's obligations under this Article VIII. In performing its functions and duties under this Agreement, Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other person.

8.14 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.

8.15 Pledge to Federal Reserve Bank. Anything in this Agreement to the contrary notwithstanding, without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 8.15, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 10.

     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed and delivered as of the day and year first above set forth.

WITNESS/ATTEST:                     SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                    Maryland limited partnership

                                    By:  Saul Centers, Inc., a Maryland
                                         corporation, its sole general partner

                                         By:
-----------------------------                  ---------------------------------
                                               Name:
                                               Its:

                                    Address:   7501 Wisconsin Avenue, Suite 1500
                                               Bethesda, Maryland  20814

                                        AGENT:

                                        U.S. BANK NATIONAL ASSOCIATION


                                        By:_____________________________________

                                            Matthew G. Lind
                                            Vice President

                                            Address: 800 Nicollet Mall
                                                     BC-MN-H03A
                                                     Minneapolis, MN 55402-7020
                                                     Attn:  Matthew G. Lind
                                                            Vice President

                                    SYNDICATION AGENT:

                                    WELLS FARGO BANK, NATIONAL
                                    ASSOCIATION


                                    By: ________________________________________
                                        Name:
                                        Title:

                                    Address: 2020 K Street, N.W., Suite 420
                                             Washington, D.C.  20006
                                             Attn:  Manager, Loan Administration

                                        LENDERS:

                                        U.S. BANK NATIONAL ASSOCIATION


                                        By:_____________________________________
                                            Matthew G. Lind
                                            Vice President

                                        Address: 800 Nicollet Mall
                                                 BC-MN-H03A
                                                 Minneapolis, MN 55402-7020
                                                 Attn:  Matthew G. Lind
                                                        Vice President

                                    WELLS FARGO BANK, NATIONAL
                                    ASSOCIATION


                                    By: ________________________________________
                                        Name:
                                        Title:

                                    Address: 2020 K Street, N.W., Suite 420
                                             Washington, D.C.  20006
                                             Attn:  Manager, Loan Administration

                                      COMERICA BANK

                                      By: _____________________________________
                                          Name
                                          Title:

                                      Address: Comerica Tower at Detroit Center
                                               500 Woodward Avenue, 7/th/ Floor;
                                               MC 3256
                                               Detroit, Michigan 48226
                                               Attn: Casey Ostrander
                                                     Assistant Vice President

                                         SOUTHTRUST BANK

                                         By: ___________________________________
                                             Name:
                                             Title:

                                         Address: 420 North 20/th/ Street
                                                  Birmingham, Alabama  35203
                                                  Attn: Sidney Clapp
                                                        Assistant Vice President

                                    KEYBANK NATIONAL ASSOCIATION


                                    By: ___________________________________
                                        Name:  John C. Scott
                                        Title: Assistant Vice President

                                    Address: 1146 19/th/ Street, N.W., Suite 400
                                             Washington, D.C  20036
                                             Attn: John C. Scott
                                                   Assistant Vice President

                                   Schedule 1
                             Commitment Percentages

         Lender                                        Commitment Percentage

U.S. Bank National Association                                 32%
Wells Fargo Bank, National Association                         28%
Comerica Bank                                                  12%
SouthTrust Bank                                                12%
KeyBank National Association                                   16%

                                  Schedule 4.3
                                   Litigation

                                      NONE

                                    Exhibit A
                              Form of Draw Request

Borrower hereby certifies as follows (all terms having the meanings set forth in the Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") between Borrower and U.S. Bank National Association ("Agent") as administrative agent and sole lead arranger for itself and for the other financial institutions (collectively, the "Lenders") which are or may in the future become parties to the Credit Agreement):

     (a) As of the date hereof no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, is threatened, which in either case would impact the Loan, or Borrower's or Guarantor's ability to perform its obligations under, and comply with the terms of, the Loan Documents, except the following:

     (b) At the date hereof, no Event of Default under the Credit Agreement or under any of the other Loan Documents has occurred and is continuing, and no event has occurred which, upon the giving of notice and/or the lapse of time, would constitute an Event of Default thereunder, except the following:

     (c) The representations and warranties set forth in the Credit Agreement are hereby reaffirmed and restated, and Borrower represents and warrants to Agent and Lenders that the same are true, correct and complete on the date hereof, except as to the following:

     (d) No material adverse change has occurred in the financial condition or in the assets or liabilities of Borrower or Guarantor from those set forth in the latest financial statements for each furnished to Agent, except the following:

Borrower authorizes and requests Lenders to advance from the proceeds of the Loan the funds hereby requested, and to make or authorize disbursement of said funds to or for the account of the persons or firms and in amounts up to, but not exceeding, the amounts listed herein, subject to the requirements of and in accordance with the procedures provided in the Credit Agreement. The advance made pursuant to this Draw Request is acknowledged to be an accommodation to Borrower and is not a waiver by Lenders of any default or Event of Default under the Loan Documents or any other claims of Agent or Lenders against Borrower or Guarantor.

The advances and disbursements on the attached sheets are hereby approved and authorized.

                                    SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                    Maryland limited partnership

                                    By:  Saul Centers, Inc., a Maryland
                                         corporation, its sole general partner

                                         By:
                                              ----------------------------------
                                              Name:
                                              Its:

                                    Exhibit B
                         Form of Compliance Certificates

                                   Exhibit B-1
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                              (Request for Advance)

     The undersigned (the "Borrower") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrower's compliance with the covenants contained in Section 5.8 of the Credit Agreement after giving effect to the requested Advance, all of which data and computations are true, complete and correct.

     Schedule 2 attached hereto sets forth the financial data and computations evidencing Loan Availability as calculated by Borrower (subject to review and adjustment by Agent) after giving effect to the requested Advance, all of which data and computations are true, complete and correct.

     The activities of the Borrower and its subsidiaries since the date of the last Compliance Certificate submitted by the Borrower to the Agent have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, both before and after giving effect to the requested Advance no Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, exists on the date hereof or will exist under the Credit Agreement or any other Loan Document on the proposed date of Advance or thereafter.

     The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

     WITNESS our hands this __ day of ___________, 20__.

                                      SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                      Maryland limited partnership

                                      By:  Saul Centers, Inc., a Maryland
                                           corporation, its sole general partner

                                           By:
                                                    ----------------------------
                                                    Name:
                                                    Chief Financial Officer

                                   Exhibit B-2
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                     (Encumbrance or Sale of Approved Asset)

     The undersigned (the "Borrower") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrower's compliance with the covenants contained in Section 5.8 of the Credit Agreement after giving effect to the removal from the pool of Approved Assets of the Real Estate Asset more particularly described on Schedule 1, all of which data and computations are true, complete and correct.

     Schedule 2 attached hereto sets forth the financial data and computations evidencing Loan Availability as calculated by Borrower (subject to review and adjustment by Agent) after giving effect to the removal from the pool of Approved Assets of the Real Estate Asset more particularly described on Schedule 1, all of which data and computations are true, complete and correct.

     The activities of the Borrower, and its subsidiaries have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, both before and after giving effect to the proposed encumbrance or sale of the Approved Asset, no Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, exists on the date hereof or will exist under the Credit Agreement or any other Loan Document on the proposed date of the proposed encumbrance or sale of the Approved Asset or thereafter.

     The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

     WITNESS our hands this __ day of ___________, 20__.

                                       SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                       Maryland limited partnership

                                       By: Saul Centers, Inc., a Maryland
                                           corporation, its sole general partner

                                           By: _________________________________
                                               Name:
                                               Chief Financial Officer

                                   Exhibit B-3
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                              (New Approved Asset)


     The undersigned (the "Borrower") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrower's compliance with the covenants contained in Section 5.8 of the Credit Agreement, all of which data and computations are true, complete and correct.

     The activities of the Borrower and its subsidiaries have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, no Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, exists or will exist under any Loan Document immediately prior to and after giving effect to the approval by the Lenders of the new Approved Asset, except to the extent that any such Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, would be cured by such acceptance of the proposed Approved Asset.

     The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

     WITNESS our hands this __ day of __________, 20__.

                                       SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                       Maryland limited partnership

                                       By: Saul Centers, Inc., a Maryland
                                           corporation, its sole general partner

                                           By: _________________________________
                                               Name:
                                               Chief Financial Officer

                                   Exhibit B-4
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                             (Financial Statements)

     The undersigned (the "Borrower") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     As required by Section ___ of the Credit Agreement, financial statements of the Borrower for the [year] [quarter] ended ______, 20__ (the "Financial Statements") prepared in accordance with GAAP (subject, in the case of quarterly statements, to year-end adjustments none of which are anticipated to be materially adverse, except as specifically disclosed in this Compliance Certificate) accompany this Compliance Certificate. The Financial Statements present fairly the financial position of the Borrower as at the date thereof and the results of operations of the Borrower and its subsidiaries for the period covered thereby.

     Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrower's compliance with the covenants contained in Section 5.8 of the Credit Agreement, all of which data and computations are true, complete and correct.

     Schedule 2 attached hereto sets forth the financial data and computations evidencing Loan Availability as calculated by Borrower (subject to review and adjustment by Agent), all of which data and computations are true, complete and correct.

     The activities of the Borrower and its subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, during the period covered by the Financial Statements, and as of the date of this Certificate, no Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, has occurred and is continuing of which (i) the Borrower has knowledge, or (ii) the Agent has not previously given notice, except as specifically disclosed in this Compliance Certificate.

     The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

     WITNESS our hands this __ day of __________, 20__.

                                       SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                       Maryland limited partnership

                                       By: Saul Centers, Inc., a Maryland
                                           corporation, its sole general partner

                                           By: _________________________________
                                               Name:
                                               Chief Financial Officer

                                   Exhibit B-5
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                             (Financial Statements)

     The undersigned (the "Guarantor") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     As required by Section 5.4 of the Credit Agreement, financial statements of the Guarantor and its respective subsidiaries for the [year] [quarter] ended ______, 20__ (the "Financial Statements") prepared in accordance with GAAP (subject, in the case of quarterly statements, to year-end adjustments, none of which are anticipated to be materially adverse, except as specifically disclosed in this Compliance Certificate) accompany this Compliance Certificate. The Financial Statements delivered herewith present fairly the financial position of the Guarantor and its subsidiaries as at the date thereof and the results of operations of the Guarantor and its subsidiaries for the period covered thereby.

     The activities of the Guarantor and its subsidiaries during the period covered by the Financial Statements, have been reviewed by the chief financial officer of the Guarantor and/or by employees or agents under his immediate supervision. Based upon such review, during the period covered by the Financial Statements, and as of the date of this Certificate, no Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, has occurred and is continuing of which (i) the Guarantor has knowledge, or (ii) the Agent has not previously given notice, except as specifically disclosed in this Compliance Certificate.

                                SAUL CENTERS, INC., a Maryland corporation

                                By: ______________________________________
                                    Name:
                                    Chief Financial Officer

                                   Exhibit B-6
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                         (Occurrence of a Capital Event)

     The undersigned (the "Borrower") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     Borrower hereby gives the Agent notice of a Capital Event more particularly described as follows:

     Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrower's compliance with the covenants contained in Section 5.8 of the Credit Agreement after giving effect to such Capital Event, all of which data and computations are true, complete and correct.

     Schedule 2 attached hereto sets forth the financial data and computations evidencing Loan Availability as calculated by Borrower (subject to review and adjustment by Agent) after giving effect to the Capital Event, all of which data and computations are true, complete and correct.

     The activities of the Borrower, the Guarantor and their respective subsidiaries have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, both before and after giving effect to the Capital Event, no Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, exists on the date hereof or will exist under the Credit Agreement or any other Loan Document on the proposed date of the Capital Event or thereafter.

     The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

     WITNESS our hands this __ day of __________, 20__.

                                     SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                     Maryland limited partnership

                                     By: Saul Centers, Inc., a Maryland
                                         corporation, its sole general partner

                                         By: ___________________________________
                                             Name:
                                             Chief Financial Officer

                                   Exhibit B-7
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                   (Request for Issuance of Letter of Credit)

     The undersigned (the "Borrower") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     Borrower hereby requests that Agent issue a Letter of Credit under the Credit Agreement, more particularly described as follows:

     Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrower's compliance with the covenants contained in Section 5.8 of the Credit Agreement after giving effect to the requested issuance of a Letter of Credit, all of which data and computations are true, complete and correct.

     Schedule 2 attached hereto sets forth the financial data and computations evidencing Loan Availability as calculated by Borrower (subject to review and adjustment by Agent) after giving effect to the issuance of the requested Letter of Credit, all of which data and computations are true, complete and correct.

     The activities of the Borrower, and its subsidiaries since the date of the last Compliance Certificate submitted by the Borrower to the Agent have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, both before and after giving effect to the requested issuance of a Letter of Credit, no Event of Default, or event, which, with the giving of notice or passage of time, or both, would become an Event of Default, exists on the date hereof or will exist under the Credit Agreement or any other Loan Document on the proposed date of the issuance of the Letter of Credit or thereafter.

     The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

     WITNESS our hands this __ day of ___________, 20__.

                                       SAUL HOLDINGS LIMITED PARTNERSHIP, a
                                       Maryland limited partnership

                                       By: Saul Centers, Inc., a Maryland
                                           corporation, its sole general partner

                                          By: __________________________________
                                              Name:
                                              Chief Financial Officer

                                   Exhibit B-8
                COMPLIANCE CERTIFICATE OF CHIEF FINANCIAL OFFICER
                            (Occurrence of a Default)

     The undersigned (the "Borrower") HEREBY CERTIFIES THAT:

     This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of August __, 2002 (the "Credit Agreement") among the Borrower and U.S. Bank National Association, ("Agent") as administrative agent and sole lead arranger for itself and for other financial institutions (collectively, the "Lenders") which are or may become parties to the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate shall have the meanings ascribed thereto in the Credit Agreement.

     Borrower hereby gives the Agent notice of the occurrence of a default under the Credit Agreement more particularly described as follows:

     Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrower's compliance with the covenants contained in Section 5.8 of the Credit Agreement after giving effect to such Event of Default, all of which data and computations are true, complete and correct.

     Schedule 2 attached hereto sets forth the financial data and computations evidencing Loan Availability as calculated by Borrower (subject to review and adjustment by Agent) after giving effect to the Event of Default, all of which data and computations are true, complete and correct.

     The activities of the Borrower, the Guarantor and their respective subsidiaries have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, no Event of Default, or other event, which, with the giving of notice or passage of time, or both, would become an Event of Default, exists or will exist under any Loan Document.

     The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower.

     WITNESS our hands this __ day of __________, 20__.

                        SAUL HOLDINGS LIMITED PARTNERSHIP, a
                        Maryland limited partnership

                        By: Saul Centers, Inc., a Maryland corporation, its sole general partner

                                By:  -------------------------------------------
                                     Name:
                                     Chief Financial Officer

                                    EXHIBIT C
                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated as of _______________, 20__, between ________________________________ ("Assignor") and
_________________________________ ("Assignee").

                                    RECITALS:

     Assignor is a Lender under that certain Credit Agreement dated as of August __, 2002 (the "Credit Agreement") by and between U.S. Bank National Association as administrative agent and sole lead arranger (the "Agent") on behalf of itself and certain other Lenders named therein, as modified from time to time. The Lenders have agreed to make a loan to SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership ("Borrower"). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Credit Agreement. Assignor desires to assign to Assignee and Assignee desires to accept and assume [a portion of] the rights and obligations of Assignor under the Credit Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

     1. Assignment. Effective on the Assignment Effective Date (as defined in
Section 3 below), Assignor hereby assigns to Assignee an Assigned Share (as defined below) of all of Assignor's right, title, interest and obligations under the Credit Agreement, including without limitation those relating to the Loan. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the "Assigned Rights and Obligations".

     The "Assigned Share" means (a) a $________________ portion of the Revolving Commitment Amount on the Assignment Effective Date, and (b) the aggregate amount of all Loans outstanding under the Credit Agreement on the Assignment Effective Date that is attributable to the percentage of the Loan represented by the Assigned Share. The percentage of the Revolving Commitment Amount represented by the Assigned Share shall equal the quotient of the above portion of the Revolving Commitment Amount divided by $__________________, expressed as a percentage rounded to eight decimal places.

     2. Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and ---------- hereby assumes from Assignor, the Assigned Rights and Obligations.

     3. Effectiveness. This Agreement shall become effective on a date (the "Assignment Effective Date") selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Agent and Borrower. Assignor shall promptly notify Assignee, Agent and Borrower in writing of the Assignment Effective Date.

     4. Payments on Assignment Effective Date. In consideration of the assignment by Assignor to and the assumption by Assignee of the Assigned Rights and Obligations, on the Assignment Effective Date (a) Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them, and (b) Assignee shall pay to Agent an assignment processing fee of $3,500.

     5. Allocation and Payment of Interest and Fees.

        (a) Agent shall pay to Assignee all interest, and other amounts not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations ("Borrower Amounts"), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

        (b) Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date when and as the same are paid by Agent to the other the Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

        (c) Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

        (d) Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Agent's willful misconduct or gross negligence.

     6. Representations and Warranties.

        (a) Each of Assignor and Assignee represents and warrants to the other and Agent as follows:

               (i) It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by this Agreement;

               (ii) The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

               (iii) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

               (iv) All approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

        (b) Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations, free and clear of any lien or other encumbrance.

        (c) Assignee represents and warrants to Assignor as follows:

               (i) Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of the Borrower and any other person or entity obligated under the Loan Documents (collectively, "Credit Parties"), and the value of any collateral now or hereafter securing any of the Obligations; and

               (ii) Assignee has received a copy of those Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

     7. No Assignor Responsibility. Assignor makes no representation or warranty and assumes no responsibility to Assignee for:

     (a) the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Documents or for any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of Borrower to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

     (b) the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any default or Event of Default under the Loan Documents; or

     (c) the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of Borrower.

     Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of Borrower, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

     8. Assignee Bound By Credit Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Credit Agreement, (b) agrees to be bound by the Credit Agreement as it would have been if it had been an original Lender thereunder, and (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender. Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

     9. Assignor Released From Credit Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations arising on and after such date; provided, however, that Assignor shall retain all of its rights to indemnification under the Credit Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c).

     10. New Notes. On or promptly after the Assignment Effective Date, Borrower, Agent, Assignor and Assignee shall make appropriate arrangements so that a new Note executed by Borrower, dated as of the Assignment Effective Date and in the amount of the [respective] commitment[s] of [Assignor and] Assignee, after giving effect to this Agreement, are issued to [Assignor and] Assignee, in exchange for the surrender by Assignor [and Assignee] to Borrower of any applicable outstanding Note marked "Exchanged".

     11. General.


         (a) No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

         (b) This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

         (c) If Assignor has not assigned its entire remaining commitment of the Loan to Assignee, Assignor may at any time and from time to time grant to others pursuant to the Credit Agreement assignments of or participation in all or part of Assignor's remaining Loan or commitment.

         (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Agent. The preceding sentence shall not limit the right of Assignee to grant to others assignment of or participation in all or part of the Assigned Rights and Obligations to the extent permitted by the terms of the Credit Agreement.

         (e) All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in Dollars, in Immediately Available Funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Credit Agreement shall be as specified on the signature pages of this Agreement.

           (f) If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

           (g) Each party shall bear its owns expenses in connection with the preparation and execution of this Agreement.

           (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

           (i) To the extent Borrower's consent to this Assignment is required under the terms of the Credit Agreement, this Agreement shall not be effective unless and until Borrower shall consent to the same, which consent shall be confirmed by its execution hereof.

       IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the day and year first above written.

ASSIGNOR:
                                       _________________________________________

ADDRESS:                               By_______________________________________
___________________________________

___________________________________
                                       Printed Name_____________________________
___________________________________

___________________________________    Title____________________________________


ASSIGNEE:
                                       _________________________________________

ADDRESS:                               By_______________________________________
___________________________________
                                       Printed Name_____________________________
___________________________________

___________________________________

___________________________________    Title____________________________________

ACKNOWLEDGED AND CONSENTED TO:

WITNESS/ATTEST:                        BORROWER:

___________________________________    By: _____________________________________
                                           Name:
                                           Its:

ACKNOWLEDGED AND AGREED:                AGENT:

                                        U.S. BANK NATIONAL ASSOCIATION

ADDRESS:
800 Nicollet Mall                       By:  -----------------------------------
BC-MN-H03A
Minneapolis, MN 55402-7020              Its: -----------------------------------
Attention: Real Estate Banking Group

                                    EXHIBIT D
                          NOTICES AND WIRE INSTRUCTIONS

                                    THE BANKS

Bank Name:                                U.S. Bank National Association
                                          Minneapolis, Minnesota
ABA #:                                    091-0000-22
BNF:                                      ______________________________
Acct #:                                   00003202160600
Ref:                                      Saul Holdings LP
Attention:                                Barb DeVahl

Bank Name:                                Wells Fargo Bank, National Association
                                          Washington, D.C.
ABA #:                                    12100248
BNF:                                      ______________________________
Acct #:                                   2934507203
Ref:                                      Loan #5681ZMW
Attention:                                Gabby Troncoso

Bank Name:                                Comerica Bank
                                          Detroit, Michigan
ABA #:                                    072000096
BNF:                                      ______________________________
Acct #:                                   2158590010
Ref:                                      Saul Holdings LP
Attention:                                Kim Nelson
Notify:                                   Betsy Branson

Bank Name:                                SouthTrust Bank
                                          Birmingham, Alabama
ABA #:                                    062000080
BNF:                                      ______________________________
Acct #:                                   131009
Ref:                                      Saul Holdings
Attention:                                Natalie Horton

Bank Name:                                KeyBank National Association
                                          ______________________________
ABA #:                                    041-001-039
BNF:                                      ______________________________
Acct #:                                   114010
Ref:                                      Saul Holdings L.P.
Attention:                                ______________________________

                                    BORROWER

Bank Name:                                  Chevy Chase Bank
ABA #:                                      255071981
Account Name for Wire Reference:            _____________________
Account #:                                  _____________________
Attention:                                  _____________________

                                    EXHIBIT E

                           SCHEDULE OF APPROVED ASSETS

Beacon Center
Clarendon
Clarendon Station
Crosstown Business Center
Flagship Center
French Market
Germantown
Lexington Mall
Olney Shopping Center
Southdale
South DeKalb Plaza
West Park Mall